(a)(1)(A)

U.S. Offer to Purchase for Cash

All of the Outstanding Series A Common Stock, Ordinary Participation Certificates and American Depositary Shares

of

Maxcom Telecomunicaciones, S.A.B. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.9666 Per Series A Common Stock

And

Mexican Pesos 2.90 Per Ordinary Participation Certificates

 (each Ordinary Participation Certificate representing three Series A Common Stock)

And

Mexican Pesos 20.30 Per American Depositary Share

(each American Depositary Share representing seven Ordinary Participation Certificates)

by

Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee for Trust Number 1387

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME (11:00 P.M., MEXICO CITY TIME) ON MARCH 20,
 2013 (the “EXPIRATION DATE”) UNLESS THE U.S. OFFER IS EXTENDED.

Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, as Trustee for Trust  Number 1387, (“Purchaser”)  is offering in the United States (the “U.S. Offer” or “U.S. Offer to Purchase”) to purchase for cash (i) all of the outstanding Series A Common Stock, without par value (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V., a limited liability public stock corporation, a sociedad anónima bursátil de capital variable, organized and existing under the laws of the United Mexican States (“Maxcom”), (ii) all of the outstanding Ordinary Participation Certificates (“CPOs”) of Maxcom, and (iii) all of the outstanding American Depository Shares (“ADSs,” and collectively with the Shares and the CPOs, and in each case, with any coupon representing unpaid dividends as of the day hereof, the “Securities”), of Maxcom, in each case held by persons who are not Mexican residents.  Each ADS represents seven CPOs.  Each CPO represents three Shares.

In Mexico (the “Mexican Offer,” and collectively with the U.S. Offer, the “Offers”), Purchaser is offering to purchase all of the outstanding Shares and CPOs of Maxcom.  All holders of ADSs may tender their ADSs only in the U.S. Offer, unless they first convert their ADSs into CPOs.  All holders of Shares and CPOs, other than those who are Mexican residents, may tender their Shares and CPOs in either the U.S. Offer or the Mexican Offer.  Mexican resident holders may tender Shares and CPOs only in the Mexican Offer.  The Mexican Offer will be made on substantially the same terms and at the same prices as the U.S. Offer.

i

Notwithstanding any provision of the U.S. Offer, Purchaser will not accept Securities for payment, or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the following shall have occurred and shall be continuing as of the Expiration Date (collectively, the “Offer Conditions”): (i) any change, event or development shall have occurred which would reasonably be expected to cause a material adverse effect to Maxcom; (ii) any of the representations and warranties of the Company under the Recapitalization Agreement shall fail to be true and correct in any material respect as of the date Purchaser commences the Offers; (iii) the conditions to consummation of the concurrent offer to exchange Maxcom’s currently outstanding 11% Senior Notes due 2014 for new notes to be issued by the Company (the “Exchange Offer”) shall not have been satisfied in accordance with the Recapitalization Agreement dated December 4, 2012 by and among Ventura Capital Privado, S.A. de C.V., a sociedad anónima de capital variable, organized and existing under the laws of the United Mexican States (“Ventura Capital”) (acting on behalf of the beneficiaries of Purchaser) and Maxcom  (the “Recapitalization Agreement”), as described further herein; (iv) more than 50% of all of the outstanding fully diluted Shares on the Expiration Date shall not have been duly tendered into the Offers (“Minimum Tender Condition”); and (v) any approvals from the corresponding governmental authorities required to consummate the Offer, (x) shall not have been obtained under conditions or restrictions that would not create a material adverse effect on the Offers, or Maxcom, (y) shall have been modified in any material way that would create a material adverse effect on the Offers, or Maxcom or (z) shall have been revoked.

If on any date the U.S. Offer is scheduled to expire the Offer Conditions have not been satisfied or waived, we will extend the U.S. Offer in increments of five business days until all of the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition), unless we believe that such conditions are incapable of being satisfied or waived.  We are not obligated, and do not intend, to extend the U.S. Offer beyond April 2, 2013.  We shall have the right, at our own election, to further extend the U.S. Offer for an additional ten (10) business days to a date up to twenty (20) business days after the Expiration Date.

NO DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE U.S. OFFER, OTHER THAN THOSE CONTAINED IN THIS U.S. OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE).  IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER OR VENTURA CAPITAL.

THE U.S. OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF MAXCOM TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, COMMONLY KNOWN AS THE “SEC,” OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES OR THE COMISION NACIONAL BANCARIA Y DE VALORES OF MEXICO, COMMONLY KNOWN AS THE “CNBV”, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION, THE CNBV, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION PASSED UPON THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE CNBV WILL BE NOTIFIED OF THE TERMS AND CONDITIONS OF THE U.S. OFFER FOR INFORMATIONAL PURPOSES. SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO MAXCOM’S SOLVENCY.

For assistance in connection with the U.S. Offer, please contact Georgeson Inc. (the “Information Agent”) at its respective address and telephone number set forth on the back cover of this U.S. Offer to Purchase.  Additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent, or brokers, dealers, commercial banks or trust companies acting as your nominees.

The date of the U.S. Offer is February 20, 2013.

IMPORTANT INFORMATION

Tenders by Holders of Shares and/or CPOs.  If you hold Shares or CPOs and you desire to tender all or any portion of your Shares or CPOs in the U.S. Offer, you must do so by book-entry transfer as described in this U.S. Offer to Purchase.  If you hold Shares or CPOs in certificated form you should promptly contact a broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., commonly known as “Indeval,” a privately-owned central securities depositary that acts as clearing house, depositary, custodian, settlement, transfer and registration institution for the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.), and arrange for the holding by such nominee of the Shares on your behalf in book-entry form.  In order for a book-entry transfer to constitute a valid tender of your Shares and CPOs in the U.S. Offer,  the Shares and CPOs must be tendered by your nominee who is an Indeval participant into the Indeval account of Casa de Bolsa Banorte IXE, S.A. de C.V., Grupo Financiero Banorte (“Banorte Ixe”) for the account of the U.S. Receiving Agent, and Banorte Ixe must receive a properly completed and duly executed letter from the Indeval participant who tendered your Shares and CPOs into its account accepting the U.S. Offer (an “Acceptance Letter”) prior to the date and time on which the U.S. Offer actually expires (the “Expiration Date”).  For more information see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of Shares and CPOs.”

Tenders by Holders of ADSs.  If you hold ADSs and you desire to tender all or any portion of the ADSs, you should either (a) complete and sign the ADS Letter of Transmittal or a copy thereof in accordance with the instructions contained in the ADS Letter of Transmittal and mail or deliver the ADS Letter of Transmittal, with original signatures, together with the American Depositary Receipts (the “ADRs”) evidencing tendered ADSs and all other required documents to the U.S. Receiving Agent or tender such ADSs pursuant to the procedure for book-entry transfer set forth under the caption “The U.S. Offer — Procedure for Tendering in the U.S. Offer — Holders of ADSs,” or (b) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.  If you have ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such person if you desire to tender such ADSs.  If you desire to tender ADSs, the ADRs evidencing such ADSs are not immediately available and you cannot deliver such ADRs and all other required documents to the U.S. Receiving Agent by the expiration of the U.S. Offer or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such ADSs pursuant to the guaranteed delivery procedure set forth under the caption “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

Settlement of U.S. Offer Price.  The purchase price for the Shares, CPOs and ADSs accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price as determined in the Mexican offer documents based on the U.S. dollar to Mexican peso exchange rate calculated and published by Banco de Mexico in the Official Gazette of Mexico for the conversion of U.S. dollar denominated amounts into pesos (as so calculated, the “Applicable Exchange Rate”).  Purchaser will announce the Applicable Exchange Rate by a press release not later than 10:00  a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined.  You will bear exchange rate risks and costs if you wish to convert the currency received into another currency.  If you hold Shares and CPOs and wish to receive Mexican pesos for your Shares and CPOs instead of U.S. dollars, you should tender your Shares and CPOs in the Mexican Offer.  See Annex II to this U.S. Offer to Purchase for a description of the procedures for participating in the Mexican Offer.

The term “U.S. business day” as used in this U.S. Offer to Purchase means any day other than Saturday, Sunday or a U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The term “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and that is not a legal holiday in Mexico, consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

FOREIGN CURRENCY

In this document, references to “United States dollars,” “U.S. dollars,” “US$,” “$” or “dollars” are to U.S. currency and references to “Mexican pesos,” “pesos” or “Ps.” are to Mexican currency.  Solely for the convenience of the reader, certain peso amounts have been translated into dollars at specified rates.  These translations should not be construed as representations that the Mexican peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate.  On February 19, 2013, the last trading day prior to the date of the U.S. Offer, the Applicable Exchange Rate was Ps. 12.6959 to US$1.00.

FORWARD LOOKING STATEMENTS

Forward looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects” or similar expressions.  In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offers, our plans with respect to the acquisition of Maxcom and the probable impact of that acquisition, if successful, on us, are also forward looking statements.  Forward looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Maxcom, economic and market factors and the industry in which Maxcom does business, among other things.  These statements are not guarantees of future performance and we undertake no obligation to publicly update any forward looking statements, whether as a result of new information, future events or otherwise.  Actual events and results may differ materially from those expressed or forecasted in forward looking statements due to a number of factors.

SUMMARY TERM SHEET	1
THE U.S. OFFER	9
Terms of the U.S. Offer; Expiration Date	9
Certain Conditions to the U.S. Offer	10
Acceptance for Payment	10
Procedure for Tendering in the U.S. Offer — Holders of Shares and CPOs	11
Procedure for Tendering in the U.S. Offer — Holders of ADSs	12
Withdrawal Rights	15
Representations and Warranties of Tendering Security Holders	15
Extension of Tender Period and Amendments	16
SOURCES OF FUNDS	17
OUR PLANS FOR MAXCOM	17
EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION	17
CERTAIN TAX CONSIDERATIONS	18
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	18
MATERIAL MEXICAN FEDERAL INCOME TAX CONSEQUENCES	21
INFORMATION AGENT, U.S. RECEIVING AGENT AND OTHER EXPENSES	23
CERTAIN LEGAL MATTERS; REGULATORY APPROVALS	23
INFORMATION REGARDING MAXCOM	25
General	25
Capital Stock	25
Price Range of Securities	26
INFORMATION REGARDING PURCHASER	29
BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS	30
MISCELLANEOUS	32
ANNEX I — INFORMATION CONCERNING BENEFICIARIES OF PURCHASER	33
ANNEX II — PROCEDURES FOR TENDERING INTO THE MEXICAN OFFER	37

v

SUMMARY TERM SHEET

In the U.S. Offer, we are offering to purchase all of the outstanding ADSs at a price of Ps. 20.30 per ADS, all the outstanding Shares of Maxcom held by persons who are not Mexican residents at a price of Ps. 0.9666 per Share, and all of the outstanding CPOs held by persons who are not Mexican residents at a price of Ps. 2.90 per CPO, in each case in cash, less any withholding taxes and without interest thereon.

The following are some of the questions you, as a holder of ADSs or a non-Mexican resident holder of Shares and CPOs, may have and answers to those questions.  We urge you to carefully read the remainder of this U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal because information in this summary is not complete and additional important information is contained in the remainder of this U.S. Offer to Purchase and the ADS Letter of Transmittal.

•                  Who is offering to buy my Securities?

Our name is Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, acting as Trustee under Trust 1387. We are a banking institution organized and existing under the laws of the United Mexican States.  Our address is Torre Esmeralda I. Blvd. Manuel Ávila Camacho No. 40, floor 7, Colonia Lomas de Chapultepec, Mexico City, Mexico 11000 and our telephone number at such office is: 5350-3333 ext. 2228. For more information, please see “INFORMATION REGARDING THE PURCHASER.”

•                  What are the classes and amounts of securities sought in the Offers?

Because Maxcom is a variable capital stock corporation, its capital stock must have a fixed portion and may have a variable portion, both of which will be represented by shares of Series A Common Stock.  Maxcom also has American Depositary Shares, or ADSs, which are publicly traded and listed on the New York Stock Exchange.  Each ADS represents seven CPOs. Furthermore, Maxcom has CPOs which are negotiable instruments issued by a financial institution acting as trustee under Mexican law. For each outstanding CPO, three shares of Maxcom’s Series A Common Stock will be held by the CPO trustee. The CPOs are listed on the Mexican Stock Exchange.

In the U.S. Offer, we are offering to purchase all of the outstanding ADSs and all of the outstanding Shares and CPOs of Maxcom, in each case held by persons who are not Mexican residents.  Simultaneously with the commencement of the U.S. Offer, in Mexico, we are offering to purchase all of the outstanding Shares and CPOs of Maxcom, in each case, including those held by U.S. residents.   The U.S. Offer and the Mexican Offer will close simultaneously on the same day. Mexican residents may tender their Shares and CPOs only in the Mexican Offer.  For more information, please see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•                  How much is Purchaser offering to pay for my Securities and what is the form of payment?

In the U.S. Offer Purchaser is offering to pay each Maxcom security holder Ps. 0.9666 per Share, Ps. 2.90 per CPO and Ps. 20.30 per ADS, in each case in cash, less any withholding taxes and without interest thereon.

The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price based on the U.S. dollar to Mexican peso Applicable Exchange Rate.  The purchase price in the Offers will be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment occurring after the date of this U.S. Offer to Purchase with respect to any of the Shares, CPOs, ADSs, or any share or other dividend thereon.

•                  Do I have to pay brokerage fees if I choose to tender my Securities?

If you are the record owner of ADSs subject to the U.S. Offer and you tender your ADSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses.  If you own your Securities through a broker or other nominee, and your broker tenders your Securities on your behalf, your broker or nominee may charge you a fee for doing so.  If you are the record owner of Shares, you must tender by book-entry delivery through an Indeval participant.  You should consult your broker or nominee to determine whether any charges will apply.  For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•                  How will payment be made for the Securities I tender?

The purchase prices for the Securities accepted for payment pursuant to the U.S. Offer will be the U.S. Dollar equivalent of the applicable Mexican peso price, based on the Applicable Exchange Rate.  The purchase price for the Shares and the CPOs tendered in the Mexican Offer will be paid in Mexican pesos.  We will announce the exchange rate by a press release not later than 10:00 a.m., New York City time, on the next U.S. business day after the exchange rate is determined.  If the Mexican Offer is amended to increase or decrease the price offered for the Securities, Purchaser will make a corresponding amendment to increase or decrease the price offered for the Securities in the U.S. Offer.

For purposes of the U.S. Offer, we will be deemed to have accepted for payment tendered Securities when and if we give written notice to the U.S. Receiving Agent of our acceptance of the tenders of such Securities.  Upon the terms and subject to the conditions of the U.S. Offer and applicable law and regulation, we will accept for payment, and will pay for, all CPOs and ADSs validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date.  All of the Offer Conditions will have been satisfied or waived prior to the expiration of the offer, except that if on the Expiration Date regulatory approvals necessary to consummate the offer have not been obtained, then, at such time, we expressly reserve the right to delay acceptance for payment of, or payment for, CPOs and ADSs.  Any such delays will be effected in compliance with the Section 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

Payment for the Securities accepted for payment pursuant to the U.S. Offer will be made from the cash deposited by us with the U.S. Receiving Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In the event that funds deposited with the U.S. Receiving Agent are not sufficient to pay the offer price for the Securities accepted for tender, including due to any fluctuation in the Applicable Exchange Rate, we will transfer to the U.S. Receiving Agent the necessary funds to cover such shortfall.  Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with The Depository Trust Company, commonly known as DTC.  In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent of all the documents required to effect a tender, duly signed and executed by you or your nominee.  For more information regarding acceptance of tendered Securities for payment, see “THE U.S. OFFER — Acceptance for Payment.”

•                  Does Purchaser have the financial resources to make payment?

Purchaser has sufficient cash or other sources of immediately available funds to finance the entire purchase price for all of the Securities tendered pursuant to the U.S. Offer.

•                  Is the financial condition of Purchaser relevant to my decision to tender in the U.S. Offer?

As described in the preceding paragraph, the form of payment consists solely of cash and the Offers are not conditioned on Purchaser obtaining financing.  We have sufficient cash or cash equivalents to fund any shortfall, if any, and, therefore, we do not believe our financial condition is relevant to your decision whether to tender in the U.S. Offer.

•                  Do you currently own any amount of Maxcom’s securities?

We do not own any amount of Maxcom’s equity securities.

•                  Why is there a separate Mexican Offer?

Maxcom is a limited liability public stock corporation (a sociedad anonima bursatil de capital variable) organized and existing under the laws of the United Mexican States whose Shares and CPOs are registered and traded in Mexico and whose ADSs are registered and traded in the United States.  The Shares and CPOs trade in Mexico and the ADSs trade in the United States.  This transaction to purchase Maxcom’s Securities is subject to Mexico’s Ley del Mercado de Valores or Mexican Securities Law. This law provide that any person or group that, directly or indirectly, seeks to acquire control of 30% or more of the voting shares of a company whose securities are registered with the National Securities Registry (the “RNV”) of the CNBV, as is the case with Maxcom, must make a public tender offer for all of the shares of such company in compliance with prescribed Mexican tender offer procedures.  Maxcom also has securities registered in the U.S. and, therefore, such a tender offer also must comply with certain U.S. requirements.  Accordingly, under these circumstances we are required to make separate offers, one in the United States and one in Mexico.

The terms and conditions of the Offers are the same in all material respects.  While we intend to make the offer periods and settlement dates for the Mexican Offer and for the U.S. Offer the same, it is possible that settlement dates will be different due to requirements of applicable law.  We do not believe there are any material advantages or disadvantages to tendering Shares and CPOs in the Mexican Offer compared to tendering in the U.S. Offer.

•                  What is the purpose of the Offers?

The purpose of the U.S. Offer and the Mexican Offer is to enable Purchaser to acquire control of, and the entire equity interest in, Maxcom.

Maxcom is highly leveraged and has insufficient cash flow from operations and cash on hand to finance its business plan.  Following the consummation of the Offers, Purchaser plans to capitalize Maxcom with sufficient funds to position Maxcom for expansion in the telecommunications market.  Purchaser is not presently contemplating to sell any significant asset of Maxcom or merge Maxcom with or into any other company.

•                  Who can participate in the U.S. Offer?

Holders of ADSs may tender their ADSs in the U.S. Offer only. Holders of Shares and CPOs who are not Mexican residents may tender their Shares and CPOs into either the U.S. Offer or the Mexican Offer. Mexican residents may tender their Shares and CPOs into the Mexican Offer only. For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•                  Who can participate in the Mexican Offer?

All holders may tender their Shares and CPOs in the Mexican Offer.  Holders of Shares and CPOs who are not Mexican residents may tender their Shares and CPOs into either the Mexican Offer or the U.S. Offer, but cannot tender their Shares or CPOs into both the U.S. Offer and the Mexican Offer.

If you hold Shares and/or CPOs and you wish to participate in the Mexican Offer rather than in the U.S. Offer, you should follow the instructions regarding the procedures for tendering your Shares or CPOs into the Mexican Offer as set forth in the Mexican Offer, a description of which is enclosed as Annex II to this U.S. Offer to Purchase. For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•                  What happens if I hold ADSs and I want to participate in the Mexican Offer?

Holders of ADSs cannot tender ADSs directly in the Mexican Offer. If you hold ADSs and you wish to participate in the Mexican Offer, you should contact The Bank of New York Mellon Corporation, the depositary for the ADSs, at 101 Barclay Street, New York, New York 10286, telephone number 212-815-2783, in order to convert your ADSs into Shares, which may be tendered directly in the Mexican Offer. You will have to pay a fee of up to $5.00 for each 100 ADSs converted.  For more information, please see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•                  I hold certificates representing Maxcom’s ADSs. How do I participate in the U.S. Offer?

If you hold ADRs and wish to tender them in the U.S. Offer, you should complete and sign the ADS Letter of Transmittal and send it, together with your ADRs, the certificates that represent your ADSs, and any other required documents, to the U.S. Receiving Agent at one of the addresses set forth on the back cover of this U.S. Offer to Purchase before the Expiration Date.  The ADS Letter of Transmittal is enclosed with this U.S. Offer to Purchase and is also available from the Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. Do NOT send your ADRs to Purchaser, Ventura Capital, Maxcom or the Information Agent.  For more information about the procedure for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

•                  I hold Maxcom’s ADSs in book-entry form. How do I participate in the U.S.?

If you hold ADSs in book-entry form, instruct your broker or custodian to arrange, before the Expiration Date, for the book-entry transfer of your ADSs into the U.S. Receiving Agent’s account at DTC and to deliver an agent’s message to the U.S. Receiving Agent via DTC’s confirmation system confirming that you have received and agree to be bound by the terms of the U.S. Offer.  For more information about the procedures for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

•                  What happens if I am not able to provide the U.S. Receiving Agent with all the documents required for the tender of ADSs?

If you cannot provide the U.S. Receiving Agent with all required documents prior to the Expiration Date, you may obtain additional time to do so by submitting, prior to such Expiration Date, a Notice of Guaranteed Delivery to the U.S. Receiving Agent, which must be guaranteed by an eligible guarantor institution, guaranteeing that all required documents for a valid tender of your ADSs will be received by the U.S. Receiving Agent within three New York Stock Exchange, or NYSE, trading days after the U.S. Receiving Agent has received your Notice of Guaranteed Delivery.  For more information about the procedures for tendering ADSs in the U.S. Offer, see “The U.S. Offer — Procedure for tendering in the U.S. Offer — Holders of ADSs.”

•                  I am a U.S. person and I hold Shares and CPOs of Maxcom.  How do I participate in the U.S. Offer?

If you are a U.S. person and either a record holder or beneficial owner of Shares or CPOs, and you wish to tender your Shares or CPOs in the U.S. Offer, you must do so by book-entry transfer.  You will not be able to tender in the U.S. Offer any Shares in certificated form.  If you hold Shares in certificated form and you wish to participate in the U.S. Offer, you need to promptly contact a broker, dealer, bank, trust company, financial institution or nominee who is a participant in the book-entry transfer system of Indeval and arrange to have such a nominee hold the Shares on your behalf in book-entry form.

In order for a book-entry transfer to constitute a valid tender of your Shares and CPOs in the U.S. Offer, the Shares and CPOs must be tendered by your nominee who is an Indeval participant into the Indeval account of Banorte Ixe for the account of the U.S. Receiving Agent, and Banorte Ixe must receive a properly completed and duly executed Acceptance Letter from the Indeval participant who tendered your Shares and CPOs into its account prior to the Expiration Date of the U.S. Offer.  Since this procedure is identical to that by which other Maxcom security holders participate in the Mexican Offer, such nominees may wish to refer to the instructions for tendering into the Mexican Offer attached or Annex II to this U.S. Offer to Purchase.

For more information about the procedure for tendering Shares and CPOs in the U.S. Offer, see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of Shares and CPOs.”

•                  How long do I have to decide whether to tender in the U.S. Offer?

The U.S. Offer will expire at 12:00 midnight, New York City time (11:00 p.m., Mexico City time) on March 20, 2013, and you may tender your Securities which are subject to the U.S. Offer until such Expiration Date, unless the U.S. Offer is extended, in which case you will have until the new expiration date to tender your Securities. Please be aware that if your Securities are held by a broker, bank or other custodian, they may require advance notification before the Expiration Date. For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•                  Can the U.S. Offer be extended and under what circumstances?

Purchaser may extend the U.S. Offer when we are required to do so by applicable laws and regulations.

In addition, Purchaser will extend the U.S. Offer if on the scheduled Expiration Date, any of the conditions to the U.S. Offer have not been satisfied (or waived with respect to the Minimum Tender Condition), unless we believe that such conditions are not capable of being satisfied or waived.  Such extensions will be in increments of five business days until all of the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition). We are not obligated, and do not intend, to extend the U.S. Offer beyond April 2, 2013.  Purchaser shall have the right, at its own election, to further extend the U.S. Offer for an additional ten (10) business days to a date up to twenty (20) business days after the Expiration Date.

•                  How will I be notified if the U.S. Offer is extended?

If we extend the U.S. Offer, Purchaser will announce such extension by giving written notice to the U.S. Receiving Agent and the Information Agent followed as promptly as practicable by a public announcement thereof. During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the terms of this U.S. Offer to Purchase.  Any notice regarding the extension of the Mexican Offer will be given in accordance with Mexican regulations.  For more information regarding an extension of the U.S. Offer, see “THE U.S. OFFER — Extension of Tender Period and Amendments.”

•                  What are the conditions to the U.S. Offer?

Purchaser will not accept the Securities for payment that have been tendered pursuant to the U.S. Offer, if any of the following  have occurred and shall be continuing as of the Expiration Date (as it may be extended):

•                  any change, event or development shall have occurred which would reasonably be expected to cause a material adverse effect to Maxcom;

•                  any of the representations and warranties of the Company under the Recapitalization Agreement shall fail to be true and correct in any material respect as of the date Purchaser commences the Offers;

•                  the conditions to consummation of the concurrent Exchange Offer shall not have been satisfied in accordance with the Recapitalization Agreement;

•                  more than 50% of all of the outstanding fully diluted Shares on the Expiration Date shall not have been duly tendered into the Offers; and

•                  any approvals from the corresponding governmental authorities required to consummate the Offer, (x) shall not have been obtained under conditions or restrictions that would not create a material adverse effect on the Offers, or Maxcom, (y) shall have been modified in any material way that would create a material adverse effect on the Offers, or Maxcom or (z) shall have been revoked.

•                  What are the conditions to the Mexican Offer?

The Mexican Offer is subject to substantially the same conditions as the U.S. Offer.

•                  How do I withdraw previously tendered Securities?

To withdraw Securities previously tendered, you or your nominee must deliver a written notice of withdrawal, with an original signature, with the required information to the U.S. Receiving Agent, or instruct your broker or other nominee to deliver such notice of withdrawal to the U.S. Receiving Agent, while you still have the right to withdraw such securities. For more information regarding withdrawal rights and procedures, see “THE U.S. OFFER — Withdrawal Rights.”

•                  Until what time can I withdraw previously tendered Securities?

Tenders of Securities made pursuant to the U.S. Offer may be withdrawn at any time prior to the expiration date, as it may be extended at any time and from time to time in our sole discretion subject to applicable law. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 20, 2013, unless they are accepted for payment as provided in this U.S. Offer to Purchase.

Upon the terms and subject to the conditions of the U.S. Offer and applicable law and regulation, Purchaser will accept for payment, and will pay for, all Securities validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date.  All of the Offer Conditions will have been satisfied or waived prior to the expiration of the offer, except that if on the Expiration Date regulatory approvals necessary to consummate the U.S. Offer have not been obtained, then, at such time, we expressly reserve the right to delay acceptance for payment of, or payment for, Securities until such regulatory approvals have been obtained.  Any such delays will be effected in compliance with the Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

•                  Do the holders of the Securities have appraisal rights in connection with the Offers?

Holders of the Securities do not have appraisal rights in connection with the U.S. Offer or the Mexican Offer.

•                  Will Maxcom continue as a public company?

Following the consummation of the Offers, we do not intend to cause Maxcom to deregister its Shares and CPOs from the RNV, the Mexican National Securities Registry, to delist its Shares and CPOs from the Mexican Stock Exchange or to cease being subject to the reporting requirements applicable to publicly traded companies in Mexico. Notwithstanding the foregoing, if the percentage of Shares acquired through the Offers causes Maxcom not to be in compliance with the registration and listing requirements in accordance with applicable laws in Mexico, Maxcom shall be subject to the corresponding applicable deregistration and delisting processes. For more information regarding deregister and delisting procedures for RNV and Mexican Stock Exchange, see “THE U.S. OFFER — Effects on the Offers on the Market for the Shares; Exchange Act Registration.”

Following the consummation of the Offers, we intend to cause Maxcom to delist the ADSs from The New York Stock Exchange, which will result in the de-registration of the ADSs and the underlying CPOs under Section 12(b) of the Exchange Act. Furthermore, following the Exchange Offer, we intend to deregister our 11% Senior Notes due 2014 and cease our U.S. securities laws reporting obligations.  In the event that, following the consummation of the Offers, Maxcom ceases to comply with the registration and listing requirements under the RNV and the Mexican Stock Exchange then, to the extent required under Mexican regulations, prior to the deregistration of the Shares and CPOs from the RNV and their delisting from the Mexican Stock Exchange, Purchaser will (i) make, within 180 days following the Mexican Offer, an additional tender offer for any Securities outstanding other than those owned by Purchaser and, following the expiration date of such offer (“Deregistration Offer”), (ii) deposit in a trust for a period of six months the funds, in Mexican pesos, that would be required to purchase all the Shares and CPOs outstanding after such Deregistration Offer (assuming conversion of any remaining ADSs into CPOs), other than those owned by  Purchaser, at the same Mexican peso price paid in the Mexican Offer.

•                  If I decide not to tender and you complete the Offers, how will the U.S. Offer affect my Securities?

The purchase of Securities pursuant to the U.S. Offer will substantially reduce the number of Maxcom security holders, and the number of Securities which are still in the hands of the public after the consummation of the Offers may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Securities.  We also intend to take the actions described in the answer to the question above on whether Maxcom will continue as a public company, although as noted above, the timing of such actions is not certain.  See “EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; Exchange Act Registration.”

•                  What does the board of directors of Maxcom think of the Offers?

On December 4, 2012, Maxcom’s Board of Directors unanimously approved Purchaser’s offer to acquire 100% of the issued and outstanding Securities of Maxcom at a price of Ps. 2.90 (two pesos and 90/100) per CPO.  Maxcom is required under the Exchange Act to file a solicitation/recommendation statement on Schedule 14D-9 within ten business days of the filing of this U.S. Offer to Purchase on Schedule TO with the SEC pursuant to which the Board of Directors of Maxcom will state its recommendation to the Maxcom shareholders whether to accept or reject the U.S. Offer (or that it expresses no opinion and is remaining neutral toward the U.S. Offer or that it is unable to take a position with respect to the U.S. Offer), and the reasons for that position.

For more information, see “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.”

•                  Have any Maxcom shareholders agreed to tender their Securities in the Offers?

Yes.  Certain Maxcom shareholders holding 44.29% of the Securities have agreed to tender their Securities into the Offers pursuant to the agreement to tender with Eduardo Vazquez A., Gabriel Agustin Vazquez A., Alina Georgina Carstens M., Bankamerica Investment Corporation, BAS Capital Funding Corporation, BASCFC-Maxcom Holdings I, LLC, Fleet Growth Resources, Inc. and Nexus-Maxcom Holding I, LLC (the “Agreements to Tender”).  Pursuant to its terms, that agreement may be terminated, and the shareholders who are parties to that agreement may withdraw their Securities and tender their Securities into another more competitive offer, if that offer is superior to the Offers according to certain requirements described in that agreement. See “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.”

•                  What are the tax consequences of tendering my Securities in the U.S. Offer?

The sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a U.S. Holder (as defined under the caption “CERTAIN TAX CONSIDERATIONS”) who sells Securities pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received (including any Mexican income tax that is withheld on the sale) and the holder’s adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) tendered pursuant to the U.S. Offer. Non-U.S. Holders generally will be exempt from U.S. federal income and withholding tax, provided certain certification requirements are met.

For a discussion of Mexican tax consequences and further discussion of U.S. federal income tax consequences to holders tendering their Securities in the U.S. Offer, see “CERTAIN TAX CONSIDERATIONS.”

Because individual circumstances may differ, holders of Securities are urged to consult their own tax advisors to determine the applicability of the rules discussed above and the specific tax consequences of the U.S. Offer to them, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

•                  What is the market value of my Shares, CPOs, and ADSs as of a recent date?

On December 3, 2012 the last trading day before we announced our intention to commence the U.S. Offer, the closing price of ADSs reported on the NYSE was US$1.92, or Ps. 24.81, per ADS, using the exchange rate of Ps. 12.9268 per US$1.00.

On February 19, 2013 the last trading day before we commenced the U.S. Offer, the closing price of ADSs reported on the NYSE was US$2.65, or Ps. 33.64, per ADS, using the exchange rate of Ps. 12.6959 per US$1.00.

On February 19, 2013 the last trading day before we commenced the U.S. Offer, the closing price of the Shares reported on the Mexican Stock Exchange was Ps. 1.64 per Share.

On December 3, 2012 the last trading day before we announced the U.S. Offer, the closing price of CPOs reported by Bloomberg was Ps. 3.63 per CPO.  On February 19, 2013, the last trading day before we commenced the U.S. Offer, the closing price reported by Bloomberg was Ps. 4.89 per CPO.

You should obtain a recent quotation for Shares, CPOs and ADSs in deciding whether to tender your Shares, CPOs and/or ADSs in the U.S. Offer. See “INFORMATION REGARDING MAXCOM — Price Range of Securities.”

•                  Who can I talk to if I have questions about the U.S. Offer?

If you have any questions about the procedure for tendering Shares and CPOs into the U.S. Offer, please contact the Information Agent at its address as it appears on the back cover of this U.S. Offer to Purchase.  If you have any questions about the procedure for tendering ADSs into the U.S. Offer, please contact the Information Agent or the U.S. Receiving Agent at their respective addresses and telephone numbers as they appear on the back cover of this U.S. Offer to Purchase.

THIS U.S. OFFER TO PURCHASE AND THE RELATED ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

THE U.S. OFFER

Terms of the U.S. Offer; Expiration Date

Subject to the terms and conditions, including the Offer Conditions, set forth in this U.S. Offer to Purchase and, as applicable, the ADS Letter of Transmittal (which together constitute the U.S. Offer), in the U.S. Offer we are offering to purchase all of the outstanding ADSs at a price of Ps. 20.30 per ADS, all of the outstanding Shares held by persons who are not Mexican residents at a price of Ps. 0.9666 per Share, and all of the outstanding CPOs held by persons who are not Mexican residents, at a price of Ps. 2.90 per CPO, in each case in cash, less any withholding taxes and without interest thereon.  The purchase price in the Offers will be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment occurring after the date of this U.S. Offer to Purchase with respect to any of the Shares, CPOs, ADSs or any share or other dividend thereon.

The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the Applicable Exchange Rate. Purchaser will announce the Applicable Exchange Rate by a press release not later than 10:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined.

The Mexican Offer is open to all holders of Shares and CPOs, including U.S. holders.  If a U.S. holder would like to tender its Shares and CPOs in the Mexican Offer instead of the U.S. Offer it may do so. Holders of ADSs also may contact The Bank of New York Mellon Corporation, as depositary for the ADSs, to convert their ADSs into CPOs and tender such CPOs in the Mexican Offer.  Holders of CPOs will have to pay a fee of up to $5.00 for each 100 ADSs converted. The purchase price for the Shares and CPOs tendered in the Mexican Offer will be paid in Mexican pesos.  If a holder of Shares or CPOs chooses to tender into the Mexican Offer, such holder will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if such holder then wishes to convert such Mexican pesos into U.S. dollars or any other currency. If the Mexican Offer is amended to increase or decrease the price offered for the Securities, Purchaser will make a corresponding amendment to increase or decrease the price offered for the Securities in the U.S. Offer.

On January 11, 2013, Maxcom’s controlling security holders, Ventura Capital (acting on behalf of the beneficiaries of Purchaser) and Banco Invex S.A., Institucion de Banca Multiple, Invex Grupo Financiero, as escrow agent (the “Escrow Agent”) entered into an Irrevocable Mandate Letter (the “Escrow Agreement”).  Pursuant to the Escrow Agreement, Maxcom’s controlling security holders agreed to transfer their respective Securities to Purchaser.  The Securities of the Maxcom’s controlling security holders were deposited into escrow with the Escrow Agent. Ventura Capital (acting on behalf of the beneficiaries of Purchaser) also deposited into escrow with the Escrow Agent Ps. 65,000,000.00 ( the “Escrow Amount”) representing a fee payable by Ventura Capital  in the event of a default by Ventura Capital (acting on behalf of the beneficiaries of Purchaser) under the Recapitalization Agreement.

Purchaser will accept for payment and pay for all the Securities that are validly tendered prior to the Expiration Date and not withdrawn as provided below under the caption “Withdrawal Rights.” The U.S. Offer will expire at 12:00 midnight, New York City time (11:00 p.m., Mexico City time) on March 20, 2013, unless extended by Purchaser. For more information regarding an extension of the U.S. Offer, see “THE U.S. OFFER — Extension of Tender Period and Amendments.”

The U.S. Offer is subject to certain conditions, which are described below under the caption “THE U.S. OFFER — Certain Conditions to the U.S. Offer.” The conditions to the Mexican Offer are substantially the same as those of the U.S. Offer. If the conditions to the U.S. Offer are not satisfied on the date the U.S. Offer is scheduled to expire, Purchaser may be required to extend the U.S. Offer or even revoke and terminate our Offers.

If, on any date the Offers are scheduled to expire, the Offer Conditions have not been satisfied (or waived with respect to the Minimum Tender Condition), Purchaser will extend the Offers in increments of five business days until all the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition). We are not obligated, and do not intend, to extend the U.S. Offer beyond April 2, 2013.  Purchaser shall have the right, at its own election, to further extend the U.S. Offer for an additional ten (10) business days to a date up to twenty (20) business days after the Expiration Date.

Purchaser has requested that Maxcom furnish security position listings in respect of the Shares, CPOs and ADSs for the purpose of disseminating this U.S. Offer to Purchase, the ADS Letter of Transmittal and other relevant materials to the holders of such securities.

Certain Conditions to the U.S. Offer

Purchaser will not accept Securities for payment, or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the following have occurred and shall be continuing as of the Expiration Date: (i) any change, event or development shall have occurred which would reasonably be expected to cause a material adverse effect to Maxcom; (ii) any of the representations and warranties of the Company under the Recapitalization Agreement shall fail to be true and correct in any material respect as of the date Purchaser commences the Offers; (iii) the conditions to the consummation of the concurrent Exchange Offer shall not have been satisfied in accordance with the Recapitalization Agreement; (iv) more than 50% of all of the outstanding fully diluted Shares on the Expiration Date shall not have been duly tendered into the Offers; and (v) any approvals from the corresponding governmental authorities required to consummate the Offer, (x) shall not have been obtained under conditions or restrictions that would not create a material adverse effect on the Offers, or Maxcom, (y) shall have been modified in any material way that would create a material adverse effect on the Offers, or Maxcom or (z) shall have been revoked.

Acceptance for Payment

Upon the terms and subject to the conditions of the U.S. Offer and applicable law and regulation, Purchaser will accept for payment, and will pay for, all Securities validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date. All of the Offer Conditions will have been satisfied or waived prior to the expiration of the offer, except that if on the Expiration Date regulatory approvals necessary to consummate the offer have not been obtained, then, at such time, we expressly reserve the right to delay acceptance for payment of, or payment for, Securities.  Any such delays will be effected in compliance with the Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

For purposes of the U.S. Offer, Purchaser will be deemed to have accepted for payment tendered Securities when and if we give written notice to the U.S. Receiving Agent of our acceptance of the tenders of such Securities. Payment for Securities tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the U.S. Receiving Agent, which will act as your agent for the purpose of receiving payments from Purchaser and transmitting such payments to you.  In the event that funds deposited with the U.S. Receiving Agent are not sufficient to pay the offer price for the Securities accepted for tender, including due to any fluctuation in the Applicable Exchange Rate, Purchaser will transfer to the U.S. Receiving Agent the necessary funds to cover such shortfall. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with DTC. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent, of:

•      in the case of Shares and CPOs, book-entry transfer of the Shares and CPOs to the Indeval account of Banorte Ixe for the account of the U.S. Receiving Agent together with a properly completed and duly executed Acceptance Letter from the Indeval participant holding the Shares and CPOs on behalf of the tendering security holder;

•      in the case of ADSs tendered in certificated form, ADRs evidencing ADSs together with a properly completed and duly executed ADS Letter of Transmittal and all other required documents, as described below under the section captioned “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs;” and

•      in the case of ADSs tendered by book-entry transfer, book-entry transfer of the ADSs to the DTC account of the U.S. Receiving Agent together with a properly completed and duly executed ADS Letter of Transmittal, in either case with an original signature, or an Agent’s Message (as defined below) instead of the ADS Letter of Transmittal, and all other required documents, as described below under the section captioned “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

Accordingly, payment may be made to tendering security holders at different times if delivery of the Securities and other required documents occur at different times. Under no circumstances will interest be paid by Purchaser on the purchase price for Securities pursuant to the U.S. Offer regardless of any delay in making such payments.

If we increase the purchase price to be paid for Securities pursuant to the Mexican Offer, Purchaser will pay such increased consideration for Securities purchased pursuant to the U.S. Offer.

The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of the applicable Mexican peso price of the U.S. Offer, based on the Applicable Exchange Rate. The purchase price for the Shares and CPOs tendered into the Mexican Offer will be paid in Mexican pesos. If you choose to tender into the Mexican Offer you will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if you later wish to convert such Mexican pesos into U.S. dollars or any other currency. Security holders should be aware that they will bear additional exchange rate risks should the U.S. Offer be extended.

If any tendered Securities are not purchased pursuant to the U.S. Offer for any reason, or if certificates are submitted for more Securities than are tendered, certificates for such unpurchased or untendered Securities will be returned (or, in the case of Securities tendered by book-entry transfer, such Securities will be credited to DTC or Indeval account of the tendering party, as the case may be), without expense to the tendering security holder, as promptly as practicable following the expiration or termination of the U.S. Offer.

Procedure for Tendering in the U.S. Offer — Holders of Shares and CPOs

When you tender your Shares and CPOs in accordance with the procedures described in this section and Purchaser accepted your Shares and CPOs for payment, this will constitute a binding agreement between you and Purchaser, subject to the terms and conditions of the U.S. Offer. If you are not a Mexican resident and you are either a record holder or beneficial owner of Shares or CPOs and you wish to tender your Shares or CPOs in the U.S. Offer, you must do so by book-entry transfer as described below. You will not be able to tender in the U.S. Offer any Shares in certificated form. If you hold Shares in certificated form you should promptly contact any broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Shares on your behalf in book-entry form.

Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant in Indeval may make delivery of Shares and CPOs by causing Indeval to transfer such Shares and CPOs into the Indeval account of Banorte Ixe for the account of the U.S. Receiving Agent in accordance with the procedures of Indeval. In order to effect a tender of the Shares and CPOs you beneficially own, you should promptly contact your nominee and instruct it to tender such Shares or CPOs. If you hold your Shares and CPOs through a broker, dealer, bank, trust company or other nominee who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the Shares and CPOs into the Indeval account of Banorte Ixe on or prior to the Expiration Date.  Since this procedure is identical to that by which other Maxcom security holders participate in the Mexican Offer, such nominees may wish to refer to the instructions for tendering into the Mexican Offer attached as Annex II to the U.S. Offer to Purchase.

In order for a book-entry transfer to constitute a valid tender of your Shares and CPOs in the U.S. Offer, the Shares and CPOs must be tendered by your nominee who is an Indeval participant into the Indeval account of Banorte Ixe for the account of the U.S. Receiving Agent and Banorte Ixe must receive a properly completed and duly executed Acceptance Letter from the Indeval participant who tendered your Shares into its account prior to the Expiration Date of the U.S. Offer.

Matters concerning validity, eligibility and acceptance.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares and CPOs will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares and CPOs determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares and CPOs. Neither we, the U.S. Receiving Agent, the Mexican Receiving Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

If you are in any doubt about the procedure for tendering Shares and CPOs into the U.S. Offer, please contact the Information Agent at its address and telephone number as it appears on the back cover of this U.S. Offer to Purchase.

ANY HOLDER OF SHARES AND CPOs WHO IS NOT A MEXICAN RESIDENT MAY, AT ITS OPTION, TENDER ITS SHARES AND CPOs INTO EITHER THE MEXICAN OFFER OR THE U.S. OFFER. SHARES AND CPOs THAT ARE TENDERED (I) IN THE U.S. OFFER WILL BE PAID FOR IN U.S. DOLLARS AND (II) IN THE MEXICAN OFFER WILL BE PAID FOR IN MEXICAN PESOS. ANY HOLDER OF SHARES AND CPOs WHO DESIRES TO ACCEPT THE MEXICAN OFFER SHOULD READ CAREFULLY THE MEXICAN OFFER PROSPECTUS (FOLLETO INFORMATIVO) AND SHOULD FOLLOW THE PROCEDURES FOR TENDERING SHARES AND CPOs INTO THE MEXICAN OFFER, A DESCRIPTION OF WHICH IS ATTACHED AS ANNEX II TO THIS U.S. OFFER TO PURCHASE.

Procedure for Tendering in the U.S. Offer — Holders of ADSs

To tender ADSs pursuant to the U.S. Offer:

•      if you hold ADSs in certificated form, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures) together with the ADRs for the ADSs to be tendered and all other documents required by the ADS Letter of Transmittal must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date; or

•      if you hold ADSs in book-entry form, the ADSs must be delivered to the U.S. Receiving Agent pursuant to the procedures for book-entry transfer described below, and a confirmation of such delivery must be received by the Expiration Date by the U.S. Receiving Agent, as well as a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures) or an Agent’s Message, as defined below must be received by the Expiration Date by the U.S. Receiving Agent. Alternatively, you may be able to use the guaranteed delivery procedure described below.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Book-entry transfer.  The U.S. Receiving Agent will establish an account with respect to the ADSs with DTC for purposes of the U.S. Offer within two business days after the date of this U.S. Offer to Purchase, and any financial institution that is a participant in the Automated Tender Offer Program at DTC may make delivery of ADSs by causing DTC to transfer such ADSs into the U.S. Receiving Agent’s account in accordance with the procedures of DTC. Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant at DTC may make delivery of ADSs by causing DTC to transfer such ADSs into the U.S. Receiving Agent’s account with DTC in accordance with the procedures of DTC. In order to effect a tender of the ADSs you beneficially own, you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and request that the nominee tender your Securities for you.

In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, a properly completed and duly signed ADS Letter of Transmittal or an Agent’s Message instead of the ADS Letter of Transmittal, and any other required documents must, in any case, be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date.

DELIVERY OF THE ADS LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE U.S. RECEIVING AGENT.

Guaranteed Delivery Procedures.  If you are a holder of the ADSs and wish to tender your ADSs, but

•      the ADRs evidencing the ADSs are not immediately available;

•      time will not permit your ADRs evidencing the ADSs or other required documents to reach the U.S. Receiving Agent before the expiration of the U.S. Offer; or

•      the procedure for book-entry transfer cannot be completed before the expiration of the U.S. Offer,

you may effect a tender of your ADSs if:

•      the tender is made through a participant in the Securities Transfer Agents Medallion Program, or an “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act);

•      prior to the Expiration Date, the U.S. Receiving Agent receives from an “eligible guarantor institution” a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of ADSs you are tendering and stating that the tender is being made by notice of guaranteed delivery; these documents may be delivered by hand, transmitted by facsimile transmission or mailed to the U.S. Receiving Agent; and

•      the U.S. Receiving Agent receives within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, a properly completed and duly executed ADS Letter of Transmittal (with an original signature), the ADRs for all physically tendered ADSs, in proper form for transfer, or a book- entry confirmation of transfer of such ADSs into the U.S. Receiving Agent’s account at DTC, including the Agent’s Message instead of an ADS Letter of Transmittal, as the case may be, with any required signature guarantees and any other documents required by the ADS Letter of Transmittal, will be deposited by the undersigned with the U.S. Receiving Agent.

Partial tenders.  If fewer than all of the ADSs evidenced by ADRs delivered to the U.S. Receiving Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, a new ADR for the untendered ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment.

ALL ADSs DELIVERED TO THE U.S. RECEIVING AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE INDICATED.  SEE INSTRUCTION 4 OF THE ADS LETTER OF TRANSMITTAL.

Signature guarantees.  Signatures on an ADS Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either:

•      a registered holder of ADSs and have not completed the box entitled “Special Payment Instructions” on the ADS Letter of Transmittal; or

•      tendering ADSs for the account of an eligible guarantor institution.

An eligible guarantor institution means a financial institution that is a participant in the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or The New York Stock Exchange, Inc. Medallion Signature Program.

If signatures on an ADS Letter of Transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the ADS Letter of Transmittal but you are not the registered holder of the ADSs, you must have the ADS Letter of Transmittal signed by the registered holder of the ADSs and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of ADSs signs the ADS Letter of Transmittal, certificates for the ADSs must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for ADSs.

Acceptance of U.S. Offer and representations by holder.  The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering security holder’s acceptance of the U.S. Offer, as well as the tendering security holder’s representation and warranty that such security holder has the full power and authority to tender and assign the ADSs tendered free from all liens, equities, charges and encumbrances, as specified in the ADS Letter of Transmittal. Our acceptance for payment of ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between us and the tendering security holder containing the terms and conditions of the U.S. Offer.

Matters concerning validity, eligibility and acceptance.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of ADSs determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of ADSs. None of us, the U.S. Receiving Agent, the Mexican Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

THE METHOD OF DELIVERY OF ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING SECURITY HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. RECEIVING AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE A TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED FOR ADRs SENT BY MAIL.

If you are in any doubt about the procedure for tendering ADSs into the U.S. Offer, please contact the Information Agent or the U.S. Receiving Agent, at their respective addresses and telephone numbers as they appear on the back cover of this Offer to Purchase.

Withdrawal Rights

Tenders of Securities made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date, as it may be extended at any time and from time to time in our sole discretion subject to applicable law. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 20, 2013, unless they are accepted for payment as provided in this U.S. Offer to Purchase. If we extend the period of time during which the U.S. Offer is open, are delayed in accepting for payment or paying for Securities, or are unable to accept for payment or pay for Securities pursuant to the U.S. Offer for any reason, then, without prejudice to our rights under the U.S. Offer, the U.S. Receiving Agent and the Mexican Receiving Agent, as the case may be, may, on our behalf, retain all the Securities tendered, unless such Securities are withdrawn in accordance with the procedure described in the paragraph below. Any such delay will be an extension of the U.S. Offer to the extent required by law.

For a withdrawal of tendered Securities to be effective, a written notice of withdrawal, with original signature, must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities, if different from that of the person who tendered such Securities. For a withdrawal of tendered Securities to be effective, a signed notice of withdrawal must be submitted prior to the acceptance of such Securities for payment by us, together with, in the case of withdrawals of ADSs (except in the case of ADSs tendered by an eligible guarantor institution), signatures guaranteed by an eligible guarantor institution. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering security holder) and the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn or, in the case of Securities tendered by book-entry transfer, the name and participant number at DTC or Indeval, as the case may be, to be credited with the withdrawn Securities. Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Securities may be re-tendered by again following one of the procedures described in this U.S. Offer to Purchase, as applicable, at any time prior to the Expiration Date. The withdrawal rights in the Mexican Offer are similar to the withdrawal rights in the U.S. Offer.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the U.S. Receiving Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Representations and Warranties of Tendering Security Holders

Each holder of Securities, by tendering its Securities in the U.S. Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:

1.     in the event of tender of Shares or CPOs, that it is not a Mexican resident;

2.     that it has the full power and authority to tender and assign the Securities tendered, and that our acceptance for payment of Securities tendered pursuant to the U.S. Offer will constitute a binding agreement between us and the tendering security holder containing the terms and conditions of the U.S.

3.     that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) shall constitute: (i) an acceptance of the U.S. Offer in respect of the number of Securities identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Securities, and (iii) that each such acceptance shall be irrevocable, subject to the accepting holder not having validly withdrawn his or her acceptance;

4.     that the Securities in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends or other distributions hereafter declared, made or paid;

5.     that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) constitutes, subject to the accepting holder not having validly withdrawn his or her acceptance, the irrevocable appointment of the U.S. Receiving Agent and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in fact to complete and execute any and all form(s) of transfer and/or other document(s) which are necessary or required at the discretion of the attorney-in-fact in order to transfer the Securities in respect of which the tendering holder of Securities has not validly withdrawn its tender, in our name or such other person or persons as Purchaser may direct, and to deliver such form(s) of transfer and/or other document(s) together with other document(s) of title relating to such Securities and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the U.S. Offer and to vest title to the Securities in us or our nominees as aforesaid;

6.     that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) constitutes, subject to the tendering holder of Securities not having validly withdrawn its tender, an irrevocable authority and request (i) to Maxcom and its directors, officers and agents, to procure the registration of the transfer of the Securities pursuant to the U.S. Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees; and (ii) to us or our agents, to record and act upon any instructions with regard to notices and payments which have been recorded in the records of Maxcom in respect of such holder’s holding(s) of Securities; and

7.     that it agrees to ratify each and every act or thing which may be done or effected by us or any of our directors or agents or Maxcom or its agents, as the case may be, in the proper exercise of the power and/or authorities of any such person.

Extension of Tender Period and Amendments

Purchaser may extend the U.S. Offer when it is required to do so by applicable laws and regulations.

If Purchaser makes a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if it waives a material condition of the U.S. Offer, Purchaser will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of Shares, CPOs or ADSs sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of Shares, CPOs or ADSs sought, a minimum period of ten business days is generally required to allow for adequate dissemination to holders and investor response.

Purchaser will not extend the Offers (except as provided below or as required by applicable law or regulation), impose additional conditions to the Offers, reduce the number of Securities sought in the Offers, decrease the purchase price in the Offers or change the form of consideration payable in the Offers or waive any of the Offer Conditions (except with respect to the Minimum Tender Condition). Notwithstanding the foregoing, Purchaser may modify or amend (but not extend) the Offers (provided that any such modification or amendment will not impose additional conditions to the Offers, reduce the number of Securities sought in the Offers or decrease the purchase price or change the form of consideration payable in the Offers) to the extent that such modifications or amendments do not adversely affect the offerees or to the extent required by applicable law or regulation.

If on any date the Offers are scheduled to expire the Offer Conditions have not been satisfied (or waived with respect to the Minimum Tender Condition), Purchaser will extend the Offers in increments of five business days until all the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition). We are not obligated, and do not intend, to extend the U.S. Offer beyond April 2, 2013.

No subsequent offering period is contemplated following the expiration of the initial offering period of the U.S. Offer in accordance with Rule 14d-11 of the Exchange Act.

SOURCES OF FUNDS

Purchaser has sufficient cash or other sources of immediately available funds to finance the entire purchase price for all of the Securities tendered pursuant to the U.S. Offer. These resources originated from contributions made by the beneficiaries of Purchaser.

OUR PLANS FOR MAXCOM

The purpose of the U.S. Offer and the Mexican Offer is to enable Purchaser to acquire control of, and the entire equity interest in, Maxcom.

Upon consummation or closing of the Exchange Offer and provided that the Tender Offer Conditions have been fully satisfied or otherwise waived by Purchaser, Purchaser shall make a capital contribution to Maxcom of US$45,000,000.  Purchaser plans to sufficiently fund Maxcom to position Maxcom for expansion in the Mexican telecommunications market.

Following the consummation of successful Offers, we intend to delist the ADSs from the NYSE and deregister the ADSs and the underlying CPOs under Section 12(b) of the Exchange Act.  In addition, following the consummation of the Offers, if we decide to cause Maxcom to de-list the Shares and/or CPOs from the RNV of the CNBV and thereafter any Securities remain outstanding, then, to the extent required by applicable Mexican regulations, prior to the de-listing of the Shares and/or CPOs, Purchaser will (i) make, within 180 days following the Mexican Offer, a Deregistration Offer for any Securities outstanding other than those owned by Purchaser and, following the expiration date of such Deregistration Offer, (ii) deposit in a trust for a period of six months the funds, in Mexican pesos, that would be required to purchase all the Shares and CPOs outstanding after such Deregistration Offer.

Following the Exchange Offer, we intend to deregister our 11% Senior Notes due 2014 and cease our U.S. securities laws reporting obligations.

EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES;
EXCHANGE ACT REGISTRATION

The Offers could have the effects on the Securities, as described below:

Delisting on the New York Stock Exchange and Mexican Stock Exchange.  Following the consummation of successful Offers, we intend to delist the ADSs from the NYSE and deregister the ADSs and the underlying CPOs under Section 12(b) of the Exchange Act.  We presently anticipate that Maxcom will continue to maintain its listing on the Mexican Stock Exchange following our consummation of the Offers. However, it is possible that, due to decreases in trading volume and the number of holders of Shares and CPOs following the purchase of Shares and CPOs pursuant to the U.S. Offer and the Mexican Offer, Maxcom will no longer meet the continued listing requirements of the Mexican Stock Exchange as discussed below. If Maxcom fails to meet the continued listing requirements, the Mexican Stock Exchange may choose at its discretion to suspend the quotation of the Shares and CPOs.

Possible Delisting from the Mexican Stock Exchange.  According to the Mexican Stock Exchange, a public Mexican company must comply with the following requirements in order to maintain its registration before the RNV: (i) a minimum public float of 12%; (ii) at least 100 investors within the general public; (iii)  the secretary of the board must inform the members of the board of directors on an annual basis of their duties and responsibilities as established by the Mexican Securities Community Ethics Code (Código de Ética Profesional de la Comunidad Bursátil Mexicana) and (iv) the company’s shares are subject to the analysis of any stock exchange, financial institution or independent analyst. If a company does not comply with these requirements, then the CNBV could require such company to submit a program to remedy its default. If the company does not comply with such program, then the Mexican Stock Exchange may temporarily suspend quotation of the company’s shares and may ultimately suspend quotation permanently. If, following the consummation of the Offers, we decide, or Maxcom is required, to delist the Shares and/or CPOs from the Mexican Stock Exchange, and there still remain securities of Maxcom outstanding other than those owned by us, then, to the extent required under Mexican regulations, prior to the deregistration of the Shares and CPOs from the RNV, and their delisting from the Mexican Stock Exchange, Purchaser will (i) make, within 180 days following the Mexican Offer, a Deregistration Offer for any Securities outstanding other than those owned by Purchaser and, following the expiration date of such Deregistration Offer, (ii) deposit in a trust for a period of six months the funds, in Mexican pesos, that would be required to purchase all the Shares and CPOs outstanding after such Deregistration Offer.

Market for Shares.  The purchase of Shares, CPOs and ADSs pursuant to the Offers will reduce the number of Shares, CPOs and ADSs that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Shares, CPOs and ADSs held by the public.

Exchange Act Registration.  The ADSs and Shares are each currently registered under the Exchange Act. Such registration may be terminated, however, upon application of Maxcom to the SEC if the ADSs and Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by Maxcom to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Maxcom, such as the requirement of furnishing an annual report to shareholders. Furthermore, the ability of “affiliates” of Maxcom and persons holding “restricted securities” of Maxcom to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

Margin Regulations.  The ADSs are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of ADSs for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of ADSs and the number and market value of publicly held shares of ADSs, following the purchase of shares of ADSs pursuant to the Offer, the ADSs might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.

CERTAIN TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, EACH TAXPAYER IS HEREBY NOTIFIED THAT: (A) ANY TAX DISCUSSION HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY THE TAXPAYER FOR THE PURPOSE OF AVOIDING U.S. FEDERAL INCOME TAX PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (B) ANY SUCH TAX DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material United States federal income tax consequences of the U.S. Offer to holders of Securities whose Securities are tendered and accepted for payment in the U.S. Offer. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of Securities.  The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to holders of Securities who hold their Securities as capital assets within the meaning of Section 1221 of the Code.  This discussion does not apply to Securities received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders who may be subject to special rules such as the following:

•      insurance companies;

•      regulated investment companies;

•      common trust funds;

•      tax-exempt organizations;

•      real estate investment trusts;

•      partnerships, pass-through entities, or persons that hold Securities through partnerships or pass-through entities including grantor trusts;

•      dealers in securities or currencies;

•      traders in securities electing to mark to market;

•      holders that have a “functional currency” other than the U.S. dollar;

•      banks or other financial institutions;

•      holders who have acquired the Securities as part of a straddle, hedge, conversion transaction or other integrated investment; or

•      persons who own or owned, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of Maxcom entitled to vote.

Except as specifically set forth herein, this discussion does not consider the effect of any foreign, state or local tax laws.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of Securities that is any of the following for United States federal income tax purposes:

•      an individual who is a citizen or resident of the United States;

•      a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia;

•      an estate the income of which is subject to United States federal income taxation regardless of its source; or

•      a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions, or (B) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Securities that is neither a U.S. Holder nor a partnership (or entity treated as such for U.S. federal income tax purposes).

If a partnership or other entity treated as a pass-through for United States federal income tax purposes holds Securities, the tax treatment of an owner of such entity will depend upon the status of the partner or the owner of such entity and the activities of the entity. If a holder is a partner of a partnership holding Securities or an owner of another entity holding Securities which is treated as a pass-through for United States federal income tax purposes, such holder is urged to consult its tax advisors.

The discussion below assumes that a holder who own ADSs will be treated as the beneficial owner of the CPOs represented by those ADSs and that a beneficial owners of CPOs will be treated as the beneficial owner of the Shares represented by those CPOs.  However the U.S. federal income tax treatment of a holder that is the beneficial owners of CPOs is not entirely clear.  Holders of Securities are urged to consult with their own tax advisors regarding the treatment of ADSs and CPOs in light of their particular circumstances.

U.S. Holders

Sale of Securities.  The sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who sells Securities  pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received (including any Mexican income tax that is withheld on the sale) and the holder’s adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) sold pursuant to the U.S. Offer.  Subject to the discussion below under “Passive Foreign Investment Company,” such gain or loss will be long-term capital gain or loss provided that a holder’s holding period for such Securities is more than one year at the time of the consummation of the U.S. Offer. Long-term capital gains recognized by an individual upon a disposition of Securities are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of a holder’s capital losses.

Generally, any capital gain or loss recognized by a U.S. Holder will be treated as U.S. source capital gain or loss for foreign tax credit purposes; therefore, if any gain is subject to Mexican income tax, a U.S. Holder may not be able to credit the Mexican income tax against its U.S. federal income tax liability. The foreign tax credit rules are complex, and U.S. Holders should consult their own tax advisors regarding the foreign tax credit implications of tendering the Securities.

Passive Foreign Investment Company.  The above discussion assumes that Maxcom is not a passive foreign investment company (“PFIC”) with respect to any holder of Securities. Generally, Maxcom would be a PFIC with respect to a U.S. Holder if, during any year during such holder’s holding period, 75% or more of Maxcom’s annual gross income consisted of certain “passive” income or 50% or more of the average quarterly value of Maxcom’s assets in any such year consisted of assets that produced, or were held for the production of, such passive income.

According to Maxcom’s Annual Report on Form 20-F for the year ended December 31, 2011 filed by Maxcom with the SEC, Maxcom does not expect to be treated as a PFIC for U.S. federal income tax purposes and this discussion assumes that Maxcom has not been for any prior year, and will not be a PFIC for the current taxable year. However, an actual determination of PFIC status is fundamentally factual in nature and is determined annually.  Moreover, the determination of PFIC status depends on the composition of Maxcom’s income and assets and the market value of its assets from time to time.  Accordingly no assurance can be provided that Maxcom will not be a PFIC with respect to any taxable year.

If Maxcom were a PFIC for any taxable year during which a U.S. Holder held its Securities, the U.S. federal income tax consequences to such holder may differ materially from the U.S. federal income tax consequences described above. U.S. Holders are urged to consult with their own tax advisors regarding the PFIC rules and their applicability to such Holder’s particular circumstances.

Additional Tax on Net Investment Income. For taxable years beginning after December 31, 2012, if a U.S. Holder is not a corporation, a U.S. Holder will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for the taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold.  A U.S. Holder’s net investment income will generally include any gain recognized by the U.S. Holder with respect to the sale of the Securities, unless such income or gain is derived in the ordinary course of the U.S. Holder’s trade or business (other than a trade or business that consists of certain passive or trading activities).

Non-U.S. Holders

Subject to the discussion below under “Information Reporting and Backup Withholding,” a Non-U.S. Holder of Securities generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such Securities unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (2) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other condition are met.

Information Reporting and Backup Withholding.

A U.S. Holder whose Securities are purchased in the U.S. Offer may be subject to information reporting. In addition, a U.S. Holder of Securities may be subject to backup withholding (currently at the rate of 28%) on the proceeds from the sale of Securities pursuant to the U.S. Offer unless such holder is an exempt recipient (such as a corporation) or provides the respective U.S. or Mexican Receiving Agent with the holder’s correct taxpayer identification number and certifies that such holder is exempt from or otherwise not subject to backup withholding by completing the enclosed IRS Form W-9 included with the ADS Letter of Transmittal.

Non-U.S. Holders may also be subject to information reporting and possible backup withholding (currently at a rate of 28%) if a Non-U.S. Holder holds or sells the Securities through a U.S., or U.S.-related, broker or financial institution, or through the U.S. office of a non-U.S. broker or financial institution.  Backup withholding will not apply, however, to a Non-U.S. Holder that establishes an exemption from information withholding and backup withholding by certifying such holder’s foreign status on an appropriate IRS Form W-8.

Backup withholding is not an additional tax. The amount of any backup withholding will generally be allowed as a credit against the United States federal income tax liability of any holder subject to backup withholding. In addition, procedures are available to holders subject to backup withholding to obtain a refund of the amount of any excess backup withholding. For further information concerning backup withholding and instructions for completing the enclosed Form W-9, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on the enclosed Form W-9.”

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, HOLDERS OF SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE SPECIFIC TAX CONSEQUENCES OF THE U.S. OFFER TO

THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

Material Mexican Income Tax Consequences

Maxcom is a company incorporated and existing under Mexican law.  Generally, under the Mexican Income Tax Law (“MITL”), the sale of stock issued by a Mexican company generates Mexican-source income that is subject to income tax in Mexico, without regard to the tax residency of the seller.  However, gain from the sale of stock of a Mexican company that is traded over a recognized securities market is exempt from Mexican income tax in certain cases, as described below.

Mexican Residents.

Mexican resident individuals. A Mexican resident individual who derives income from the sale of stock of a Mexican company in a sale of shares will be taxed by the Mexican income tax. The sale of shares over a recognized securities exchange designated as such under the Ley de Mercado de Valores, which we refer to as the “Mexican Securities Law,” or a securities exchange located in a country with which Mexico has entered into a double taxation treaty is exempt from Mexican income tax on such sale. The same tax treatment is applicable to the sale of depositary receipts issued by a non-Mexican financial institution with reference to stock of a Mexican entity, such as the ADSs, that are traded in a non-Mexican recognized securities exchange, located in a country with which Mexico has entered into a double taxation treaty. The exemption will not apply: (i) to a person or group of persons that directly or indirectly holds 10% or more of the shares representing the capital stock of Maxcom provided that, within a period of twenty-four months, such party sells 10% or more of the fully paid shares of the Maxcom, through one or more concurrent or successive transactions, including transactions conducted through derivatives or through any other transaction of similar nature; or (ii) to a person or group of persons who controls Maxcom and sells their control through one or more concurrent or successive transactions within a period of twenty-four months, including transactions conducted through derivatives or through any other transaction of similar nature. In the event that the sale of shares on a nationally recognized securities exchange does not qualify as a tax exempted sale of shares, the “broker in charge of the sale” has the obligation to withhold 5% from the proceeds of the sale payable to the Mexican individual.

Mexican resident entities.  Mexican resident entities will be subject to income tax in Mexico for capital gains derived from the sale of stock over a securities exchange at the Mexican statutory corporate tax rate of 30%.

Non-Mexican Residents

In general, the sale of stock issued by a Mexican company will create Mexican-source income that is taxable to a non-Mexican resident in Mexico. Certain exemptions apply to stock or depositary receipts that are traded over a recognized securities market, as described below:

A non-Mexican resident who derives income from the sale of stock of a Mexican company in a sale of shares will be taxed by the Mexican income tax. The sale of stock by a non-Mexican resident individual in a transaction traded over a recognized securities exchange designated as such under the Mexican Securities Law or a recognized securities exchange located in a country with which Mexico has entered into a double taxation treaty is exempt from income tax in Mexico. The same tax treatment is applicable to depositary receipts issued by a non-Mexican financial institution with reference to stock issued by a Mexican entity, such as the ADSs, that are traded in a non-Mexican securities exchange located in a country with which Mexico has entered into a double taxation treaty. The exemption will not apply: (i) to a person or group of persons that directly or indirectly holds 10% or more of the shares representing the capital stock of Maxcom provided that within a period of twenty-four months, such party sells 10% or more of the fully paid shares of the Maxcom, through one or more concurrent or successive transactions, including transactions conducted through derivatives or through any other transaction of similar nature; or (ii) to a person or group of persons who controls Maxcom and sells their control through one or more concurrent or successive transactions within a period of twenty-four months, including transactions conducted through derivatives or through any other transaction of similar nature.

Mexican Withholding Tax Consequences

•      Withholding tax consequences for non-Mexican residents.  If the sale is taxable to a non-Mexican resident (whether such resident is an individual or an entity), when the “acquirer of the stock” is a Mexican resident or a foreign resident with a permanent establishment in Mexico, the acquirer will have to withhold 25% of the gross income derived from the transaction. Alternatively, the seller may pay 30% on the gain when the seller has a legal representative in Mexico and complies with the requirements under the MITL regulations.

•      Withholding tax consequences for Mexican resident individuals.  If the sale is taxable to an individual Mexican resident, when the “acquirer of the stock” is a Mexican resident or a foreign resident with a permanent establishment in Mexico, the acquirer will have to withhold 20% of the gross income derived from the transaction. Alternatively, the acquirer may withhold less if the seller gives a notice to the acquirer stating that the transaction will generate a lower tax and files an certified accountant’s report complying with the requirements pursuant to the regulations of the MITL.

•      Withholding tax consequences for Mexican resident entities.  Under the MITL, the “broker in charge of the sale” has no obligation to withhold from the proceeds of the sale payable to a Mexican resident entity.

Withholding tax consequences for U.S. beneficiaries of the U.S.-Mexican Tax Treaty. Mexico has entered into certain treaties to avoid double taxation, pursuant to which Mexico will not tax capital gains in certain cases, if the effective beneficiary is resident of a country with which Mexico has entered into such a treaty. In the case of the U.S.-Mexico Treaty, Mexico will be precluded from imposing taxes on capital gains, unless any of the following cases apply: (i) 50% or more of the value of such U.S. entity’s shares is represented by real estate situated in Mexico; (ii) the U.S. holder owned more than 25% of the outstanding shares (including ADSs) of Maxcom, directly or indirectly, during the preceding 12-month period; or (iii) the gain is attributable to a permanent establishment of the U.S. holder in Mexico. The application of the treaty will override any Mexican internal provision in this respect. In order to apply the benefits established in the U.S.-Mexican Tax Treaty, the U.S. resident should appoint a legal representative in Mexico and comply with the requirements under MITL regulation.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO YOU AND THE PARTICULAR TAX EFFECTS TO YOU OF THE OFFERS.

INFORMATION AGENT, U.S. RECEIVING AGENT AND OTHER EXPENSES

Except as set forth below, neither Purchaser nor Ventura Capital will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Securities pursuant to the U.S. Offer.

We have retained Citibank, N.A.  to act as the U.S. Receiving Agent in connection with the tender of the CPOs and ADSs in the U.S. Offer. We have retained Casa de Bolsa Banorte Ixe, S.A. de C.V. to act as the Mexican Receiving Agent in connection with the tender of the Shares in the Mexican Offer. The U.S. Receiving Agent and the Mexican Receiving Agent have not been retained to make solicitations or recommendations in their respective roles as U.S. Receiving Agent and Mexican Receiving Agent. The U.S. Receiving Agent and the Mexican Receiving Agent will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We have retained Georgeson Inc. to act as the Information Agent in connection with the U.S. Offer. The Information Agent may contact holders of Securities by mail, telephone, facsimile, and personal interviews and may request brokers, dealers and other nominee security holders to forward materials relating to the U.S. Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

Based on our examination of publicly available information filed by Maxcom with the SEC and other publicly available information concerning Maxcom, except for actions or approvals by, among others, the SEC, CNBV, the Mexican Stock Exchange, the Mexican Federal Antitrust Commission, and the Mexican Ministry of Transport and Telecommunications, we are not aware of:

•      any governmental license or regulatory permit that appears to be material to Maxcom’s business that might be adversely affected by our acquisition of Securities as contemplated herein;

•      any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Securities by Purchaser as contemplated herein; or

•      any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the U.S. Offer.

Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. We are unable to predict whether such approval or other action may determine that we are required to delay the acceptance for payment of or payment for Securities tendered pursuant to the U.S. Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Maxcom’s business or certain parts of Maxcom’s business might not have to be disposed of. Our obligation under the U.S. Offer to accept for payment and pay for Securities is subject to certain conditions as described above under the caption “THE U.S. OFFER — Certain Conditions to the U.S. Offer.”

INFORMATION REGARDING MAXCOM

General

The information contained in this U.S. Offer to Purchase regarding Maxcom is derived from or is based upon reports and other documents on file with the SEC, including Maxcom’s Annual Report on Form 20-F for the year ended December 31, 2011 and filed with the SEC on April 25, 2012 and other publicly available data. Although we do not have any knowledge that would indicate that any statements contained herein based on such reports or documents are untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Maxcom to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser.

Maxcom is subject to the informational requirements of the Exchange Act. Accordingly, Maxcom files reports and other information with the SEC. Maxcom also furnishes to its shareholders annual reports, which include financial statements audited by its independent certified public accountants, and other reports which the law requires Maxcom to send to its shareholders. You may read and copy any reports or other information that Maxcom files with the SEC at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 or at the website maintained by the SEC at http://www.sec.gov. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These reports and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. As a foreign private issuer, Maxcom is not required to furnish proxy statements to holders of Shares or ADSs.

According to Maxcom’s Annual Report on Form 20-F filed for the year ended December 31, 2011 filed by Maxcom with the SEC on April 25, 2012, Maxcom is a facilities-based telecommunications provider using a “smart build” approach to deliver last-mile connectivity to micro; small and medium-sized business and residential customers in the Mexican territory.  Maxcom launched commercial operations in May 1999 and is currently offering local, long distance, data, value-added, paid TV and IP-based services on a full basis in greater metropolitan Mexico City, Puebla, Tehuacan, San Luis, and Queretaro, and on a selected basis in several cities in Mexico.  Maxcom’s office is located at Guillermo González Camarena No. 2000, Colonia Centro de Ciudad Santa Fe, Mexico, D.F. 01210.  Its telephone number is +(52) 55-5147-1111.

During the last five years, none of Purchaser, or, to the best of their knowledge, any of the persons listed in Annex I to this U.S. Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Except as described in this U.S. Offer to Purchase, none of Purchaser, or, to the best of their knowledge, any of the persons listed in Annex I to this U.S. Offer to Purchase, or any associate or majority-owned subsidiary of Purchaser or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in Annex I to this U.S. Offer to Purchase, (i) beneficially owns or has any right to acquire, directly or indirectly, any equity securities of Maxcom or (ii) has effected any transaction in such equity securities during the past 60 days.

Capital Stock

According to publicly available information concerning Maxcom filed with the SEC, including its Annual Report, for the period ended December 31, 2011, there were 791,705,229 Shares outstanding (including those in the form of CPOs and ADSs) and approximately 241,931,685 CPOs outstanding.

Price Range Of Securities

Price Range for Shares.  The Shares are listed and traded on the Mexican Stock Exchange under the symbol “MAXCOM.” The following table sets forth, for the periods indicated, the quarterly high and low per Share closing prices of the Shares in Mexican pesos. The following information reflects nominal Mexican peso amounts as of the trade dates and has not been restated in constant Mexican pesos.

	Mexican Stock
	Exchange Pesos per Share
	High	Low
Calendar Year 2010:	Ps.	Ps.
First Quarter	3.91	2.75
Second Quarter	3.04	2.32
Third Quarter	2.69	2.00
Fourth Quarter	2.42	2.08

Calendar Year 2011:
First Quarter	2.22	1.93
Second Quarter	2.00	1.53
Third Quarter	1.64	0.93
Fourth Quarter	1.27	0.81

Calendar Year 2012:
First Quarter	1.25	1.03
Second Quarter	1.09	0.69
Third Quarter	1.03	0.87
Fourth Quarter	1.34	1.00

On December 3, 2012, the last full day of trading on the Mexican Stock Exchange prior to the announcement of our intention to commence the Offers, the reported closing sales price of the Shares was Ps. 1.21 per Share.

On February 19, 2013, the last full day of trading on the Mexican Stock Exchange prior to the date of this U.S. Offer to Purchase, the reported closing sales price of the Shares was Ps. 1.64 per Share. Holders of Shares are urged to obtain a current market quotation for the Shares.

The U.S. Offer price of Ps. 0.9666 per Share will be paid in U.S. dollars based on the Applicable Exchange Rate. On February 19, 2013, the New York closing exchange rate of Mexican pesos to U.S. dollars calculated and published by Banco de Mexico in the Official Gazette of Mexico for the conversion of U.S. dollar denominated amounts into pesos was Ps. 12.6959 per US$1.00. Exchange rates are subject to fluctuation. Holders are urged to obtain a current market quotation of the exchange rate of Mexican pesos to U.S. dollars.

Price range of ADSs.  The ADSs are listed and traded on the NYSE under the symbol “MXT.” Each ADS represents seven CPOs. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the ADSs in U.S. dollars.

	New York Stock Exchange
	U.S. Dollars per ADS
	High	Low
Calendar Year 2010:	US$	US$
First Quarter	6.49	4.65
Second Quarter	5.24	3.61
Third Quarter	4.47	3.24
Fourth Quarter	4.05	3.35

Calendar Year 2011:
First Quarter	3.80	3.28
Second Quarter	3.53	2.56
Third Quarter	2.79	1.53
Fourth Quarter	1.75	1.53

Calendar Year 2012:
First Quarter	2.03	1.66
Second Quarter	1.78	1.00
Third Quarter	1.65	1.33
Fourth Quarter	2.14	1.57

On December 3, 2012, the last trading day before we announced our intention to commence the U.S. Offer, the closing sales price of ADSs reported on the NYSE was US$1.92, or Ps 24.81, per ADS, using the exchange rate of Ps. 12.9268 per US$1.00.

On February 19, 2013, the last full day of trading prior to the date of this U.S. Offer to Purchase, the reported closing sales price of the ADSs reported on the NYSE was US$2.65, or Ps 33.64, per ADS, using the exchange rate of Ps. 12.6959 per US$1.00.  Holders of ADSs are urged to obtain a current market quotation for the ADSs.

Price range for CPOs.  The CPOs are listed and traded on the Mexican Stock Exchange under the symbol “MAXCOM CPO”. The following table sets forth, for the periods indicated, the quarterly high and low per CPO closing prices of the CPOs in Mexican pesos, as reported by Bloomberg. The following information reflects nominal Mexican peso amounts as of the trade dates and has not been restated in constant Mexican pesos.

	Mexican Stock
	Exchange Pesos per CPO
	High	Low
Calendar Year 2010:	Ps.	Ps.
First Quarter	11.74	8.24
Second Quarter	9.11	6.97
Third Quarter	8.06	5.99
Fourth Quarter	7.27	6.25

Calendar Year 2011:
First Quarter	6.67	5.80
Second Quarter	6.01	4.59
Third Quarter	4.92	2.78
Fourth Quarter	3.82	2.42

Calendar Year 2012:
First Quarter	3.76	3.09
Second Quarter	3.28	2.07
Third Quarter	3.10	2.67
Fourth Quarter	4.03	3.00

On December 3, 2012, the last full day of trading on the Mexican Stock Exchange prior to the public announcement of the Offers, the reported closing sales price of the CPOs by Bloomberg was Ps.3.63 per CPO. On February 19, 2013 the last full day of trading prior to the date of this U.S. Offer, the reported closing sales price of the CPO by Bloomberg was Ps.4.89 per CPO. Holders of CPOs are urged to obtain a current market quotation for the CPOs.

The U.S. Offer price of Ps. 2.90 per CPO will be paid in U.S. dollars based on the Applicable Exchange Rate. On February 19, 2013, the New York closing exchange rate of Mexican pesos to U.S. dollars calculated and published by Banco de Mexico in the Official Gazette of Mexico for the conversion of U.S. dollar denominated amounts into pesos was Ps.12.6959 per US$1.00. Exchange rates are subject to fluctuation. Holders are urged to obtain a current market quotation of the exchange rate of Mexican pesos to U.S. dollars.

INFORMATION REGARDING PURCHASER

Purchaser is a Mexican trust organized and existing under the laws of the United Mexican States.  Purchaser is represented by Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, located at Torre Esmeralda I. Blvd. Manuel Ávila Camacho No. 40, floor 7, Colonia Lomas de Chapultepec, Mexico City, Mexico 11000 and Purchaser’s telephone number at such office is: 5350-3333 ext. 2228.

Pursuant to the Mandate Letter dated July 13, 2012 between Ventura Capital and Ricardo Guillermo Amtmann, Javier Molinar Horcasitas, Enrique Castillo Sanchez Mejorada and Henry Davis Signoret, Ventura Capital was appointed to act as agent on behalf of the beneficiaries of the Purchaser and was authorized to act on Purchaser’s behalf in connection with the negotiation of the U.S. Offer and the execution of the agreements and documents thereunder.

Purchaser and Ventura Capital do not own any of the Securities.

BACKGROUND OF THE OFFERS; PAST CONTACTS,
TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

In early May 2012, Ventura Capital had informal conversations with Mr. Jacques Gliksberg, the Chairman of the Board of Directors of Maxcom and representative of one of Maxcom’s controlling shareholders regarding Maxcom’s financial situation.

In June 2012, Javier Molinar Horcasitas of Ventura Capital met with Mr. Gliksberg, to express Ventura Capital’s interest in a possible transaction in which Ventura Capital would acquire control of Maxcom.  Discussions and analysis by Ventura Capital of a possible transaction ensued in the following months. On June 29, 2012, Ventura Capital met again with Mr. Gliksberg, to confirm Ventura Capital’s interest in a possible transaction.

Based on public information made available to it in June 2012, Ventura Capital determined a proposed gross enterprise value of Maxcom and its business.

On July 12, 2012, Ventura Capital and Maxcom executed a written Non-Disclosure Agreement (the “Non-Disclosure Agreement”) pursuant to which Ventura Capital agreed to maintain confidentiality with respect to non-public information provided to Ventura Capital in connection with its evaluation of a possible transaction. During July 2012 and August 2012, Ventura Capital and its advisors conducted additional legal and business due diligence regarding Maxcom in Mexico and began preparing the documentation required to effect the Offers.

In July 2012, pursuant to the Mandate Letter dated July 13, 2012 among Ventura Capital and some of the beneficiaries of the Purchaser (Ricardo Guillermo Amtmann, Javier Molinar Horcasitas, Enrique Castillo Sanchez Mejorada and Henry Davis Signoret), Ventura Capital was appointed to act as agent on behalf of the beneficiaries of the Purchaser in connection with the negotiation of the U.S. Offer and the execution of the agreements and documents thereunder.

On October 24, 2012, representatives of Ventura Capital preliminarily indicated to Mr. Gliksberg Purchaser’s interest in purchasing all of the issued and outstanding Securities of Maxcom at a price of Ps. 2.90 (two pesos and 90/100) per Ordinary Participation Certificates.

In October 2012, Ventura Capital entered into negotiations with certain controlling security holders of Maxcom regarding the terms and conditions of the Offers.

On October 24, 2012, the Board of Directors of Maxcom held a meeting to consider the Offers. At the meeting the Board of Directors of Maxcom received a description of the transactions contemplated by the Offers and the drafts of the related agreements.   The Board of Directors of Maxcom authorized Maxcom to continue to pursue and negotiate the terms and conditions of the Offers.

On November 5, 2012, Maxcom engaged HSBC Securities (USA) to act as its exclusive financial advisor in connection with the Offer and to provide a fairness opinion regarding the fairness, from a financial point of view, to Maxcom of the aggregate consideration to be paid to the Maxcom security holders by Purchaser in the Offer.

On December 4, 2012, Ventura Capital entered into the Agreements to Tender pursuant to which the controlling security holders of Maxcom agreed to, subject to certain conditions, tender their Securities upon the completion of the Offers.

On December 4, 2012, Maxcom’s Board of Directors unanimously approved Ventura Capital’s offer to acquire 100% of the issued and outstanding Securities of Maxcom at a price of Ps. 2.90 (two pesos and 90/100) per Ordinary Participation Certificates.  The Board of Directors of Maxcom determined that the offer was fair to the security holders of Maxcom. In addition, the Maxcom Board of Directors approved and executed the Agreements to Tender and the Recapitalization Agreement and noted that certain controlling security holders of Maxcom, holding approximately 44.29% of Maxcom’s outstanding Securities agreed to conditionally tender their Securities to Ventura Capital pursuant to the Agreements to Tender.

On December 4, 2012, Ventura Capital and Maxcom executed a written agreement (the “Recapitalization Agreement”) pursuant to which the parties agreed, among other things, to the terms of the Offer, the conditions of the concurrent offer to exchange Maxcom’s currently outstanding 11% Senior Notes due 2014 for new notes to be issued by the Company (the “Exchange Offer”) and an increase in Maxcom’s capital of U.S. $45,000,000.

On December 4, 2012, Maxcom publicly announced that it had received an offer from Ventura Capital to acquire for cash, at a price equal to Ps. $2.90 (two pesos and 90/100) per CPO, up to 100% of the issued and outstanding Securities of Maxcom pursuant to a public tender to be conducted, upon authorization of the CNBV, in accordance with Article 98 of the Mexican Securities Law (Ley del Mercado de Valores).  Maxcom also announced that as part of the transaction, Ventura Capital would also subscribe a capital increase of US$45 million dollars.

On December 18, 2012, Trust Number 1387 (the “Trust” or the “Purchaser”) was formed to purchase the Securities in the Offers. Banco Invex S.A., Institucion de Banca Multiple, Invex Grupo Financiero is acting as trustee on behalf of the Purchaser.

On December 18, 2012, Purchaser filed the initial Mexican Offer documentation on a confidential basis with the CNBV. On January 15, 2013, the CNBV issued comments to the documents initially filed. On February 8, 2013, the CNBV authorized the Mexican Offer. On February 11, 2013, Purchaser filed additional amendments to the Mexican Offer documentation and, consequently, the CNBV issued an additional official writ on February 13, 2013, further authorizing the publication of the offer notice and of the Mexican Offer documentation, reflecting the amendments made by Purchaser.

On February 20, 2013, Purchaser launched simultaneous tender offers for the Securities in the United States and Mexico.

MISCELLANEOUS

Purchaser is not aware of any jurisdiction where the making of the U.S. Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of CPOs and ADSs in any jurisdiction in which the making of the U.S. Offer or the acceptance of CPOs and ADSs would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this U.S. Offer to Purchase or in the ADS Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser has filed with the SEC the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained in the manner described under the caption “INFORMATION REGARDING MAXCOM — GENERAL.”

ANNEX I — INFORMATION CONCERNING BENEFICIARIES OF PURCHASER(2)

Beneficiaries and Control Person of Purchaser.  Set forth below is the name, present principal occupation or employment, nationality, address and telephone number of the beneficiaries of the Purchaser. Also set forth below is the biographical information of the beneficiaries of the Purchaser, which includes material occupations, positions, offices or employments for the past five years

Name	Current Position	Nationality	Address	Phone
Ricardo Guillermo Amtmann Aguilar	Partner and President of Invekra Group	Mexican	Blvd. Adolfo Lopez Mateos No. 314, Col. Tlacopac, 07090 México D.F., C.P.	+5255 5481 5557

Patricia Amtmann Aguilar	Partner of Invekra Group	Mexican	Blvd. Adolfo Lopez Mateos No. 314, Col. Tlacopac, 07090 México D.F., C.P.	+5255 5481 5557

Stella Aguilar de Amtmann	Partner of Invekra Group	Mexican	Blvd. Adolfo Lopez Mateos No. 314, Col. Tlacopac, 07090 México D.F., C.P.	+5255 5481 5557

Ernesto Ricardo Amtmann Aguilar	Partner of Invekra Group	Mexican	Blvd. Adolfo Lopez Mateos No. 314, Col. Tlacopac, 07090 México D.F., C.P.	+5255 5481 5557

Gonzalo Barrutieta Losada	Investor	Mexican	Paseo de la Reforma 2620, Piso 3, Lomas Altas, Delegación Miguel Hidalgo, México D.F., C.P. 11950	+5255 1328 5147

Maria Teresa Barrutieta Losada	Investor	Mexican	5401 Sturbridge Dr., Houston, Texas — 77056	+1 713 621 1617

Nicolás Carrancedo Ocejo	Real estate and auto dealer	Mexican	Monte Pelvoux 210, Oficina 101, Col. Lomas de Chapultepec, México D.F., C.P. 11000	+5255 1100 1111

Nicolás Carrancedo Carredano	Real estate and auto dealer	Mexican	Monte Pelvoux 210 oficina 101, Col. Lomas de Chapultepec, México D.F., C.P. 11000	+5255 1100 1112

Henry Davis Carstens	Investor	Mexican	Paseo de los Tamarindos No. 400 Torre B, Oficina 107, Col. Bosques de las Lomas, C.P. 05120, México D.F.	+5255 5258 0336

Paul Davis Carstens	Investor	Mexican	Paseo de los Tamarindos No. 400 Torre B, Oficina 107, Col. Bosques de las Lomas, C.P. 05120, México D.F.	+5255 5258 0336

Enrique Luis Castillo Sánchez Mejorada	Financial executive	Mexican	Paseo de los Tamarindos No. 400 Torre B Piso 2, Col. Bosques de las Lomas, C.P. 05120, México D.F.	+5255 503 0901

Controalosa S.A. de C.V.	Holding Company	Mexican	Margaritas No. 23 Planta Baja, Col. Florida, Del Alvaro Obregón, C.P. 01030	+5255 5661 9740

José I. de Abiega	Investor	Mexican	Paseo de los Tamarindos No. 400 Torre B Piso 23, Col. Bosques de las Lomas, C.P. 05120, México D.F.	+5255 5003 0905

Armando Martín Soberón	Investor	Mexican	Blvd. Gónzalez de la Vega 331, Parque Industrial Lagunero, Gómez Palacio, Durango, C.P. 35070	+5287 1749 1017

Gerardo Martín Soberón	Investor	Mexican	Blvd. Gónzalez de la Vega 331, Parque Industrial Lagunero, Gómez Palacio, Durango, C.P. 35070	+5287 1749 1017

Alberto Martín Soberón	Investor	Mexican	Blvd. Gónzalez de la Vega 331, Parque Industrial Lagunero, Gómez Palacio, Durango, C.P. 35070	+5287 1749 1017

María Rosa Martín Soberón	Investor	Mexican	Blvd. Gónzalez de la Vega 331, Parque Industrial Lagunero, Gómez Palacio, Durango, C.P. 35070	+5287 1749 1017

Javier Molinar Horcasitas	Financial executive	Mexican	Paseo de los Tamarindos No. 400 Torre B Piso 25, Col. Bosques de las Lomas, C.P. 05120, México D.F.	+5255 5003 0904

The following provides biographical information about the beneficiaries of Purchaser.

Ricardo Guillermo Amtmann Aguilar. Mr. Amtmann has been General Manager of Laboratorios Sanfer, S.A. de C.V. for more than 5 years. Mr. Amtmann has a major in Business Adminsitration from Universisdad Anáhuac.

Patricia Amtmann Aguilar. Ms. Amtmann is a partner of Grupo Invekra for more than 5 years and is a housewife.

Stella Aguilar de Amtmann. Ms. Aguilar is a partner of Grupo Invekra for more than 5 years and is a housewife.

Mr. Amtmann Aguilar. Mr. Aguilar been Chief Executive Officer of Amtmann Aguilar Arquitectos, S.C. and Chief Executive Officer of Consorcio Inmobiliario La Noria, S.A. for more than 5 years. Mr. Aguilar is Vice President of Compañía Mexicana de Aguas, S.A., Aguas Industriales de Vallejo S.A., Agua Tratada del Potosi S.A. and Compañía Operadora de Plantas de Tratamiento, S.A. Mr. Aguilar is a stock holder and serves on the board of directors of Invekra S.A. Mr. Aguilar is also a stockholder and serves on the board of directors of Laboratorios Sanfer, S.A. de C.V., Laboratorios Sanycon S.A., Laboratorios Hormona S.A., and Grupo Industrial Grimann S.A., Laboratorios Busie. Mr. Aguilar is an architect and received his degree from the Universidad Nacional Autonoma de México.

Gonzalo Barrutieta Losada. Mr. Barrutieta is a private investor. Mr. Barrutieta has been a director of PriceSmart since February 2008. Mr. Barrutieta was employed in several capacities with Grupo Gigante, S.A. de C. V. from 1994 to 2006, most recently as director of Real Estate and New Business Development. Since 1994, Mr. Barrutieta has served as a member of the board of directors of Grupo Gigante. From 2002 through 2005 Mr. Barrutieta was a director of PriceSmart Mexico (formerly a joint venture between the Company and Grupo Gigante), serving as Chief Executive Officer of PriceSmart Mexico from 2003 to 2005. Mr. Barrutieta has also been a director of Hoteles Presidente since 2004, Office Depot Mexico and Radio Shack Mexico since 2005, and has served as president and director of Operadora IPC de Mexico since 2007.

Maria Teresa Barrutieta Losada. Ms. Barrutieta is the beneficiary of the Trust in Ixe 715 and is a housewife.

Nicolás Carrancedo Ocejo. Mr. Carrancedo Ocejo worked at Grupo Financiero InverMéxico from 1994 to 1997. From 1997 to 2002 he was the General Manager of a Volkswagen dealership in Mexico. From 2003 to the present, Mr. Carrancedo Ocejo has worked as General Manager of 18 family dealerships and is the general manager of Grupo Inmobiliario Carr and Impulsora de Destinos Urbanos, a company that invests in real state including housing, commercial and business developments. Mr. Carrancedo Ocejo has a major in Economics from Universidad Iberoamericana and an Investments Certificate Degree from Northwestern University, Evanston III.

Nicolás Carrancedo Carredano. Mr. Carrancedo Carredano has been a Volkswagen dealer for more than 34 years. Mr. Carrancedo Carredano owns more than 18 dealerships of different brands through Grupo Autouno. Mr. Carrancedo Carredano is the president of Grupo Inmobiliario Carr, a holding company that invests in real state including housing, commercial and business developments. Mr. Carrancedo Carredano is a member of the Chamber of Commerce, President of the National Association of Volkswagen Dealers and Vice President of AMDA as well as other civil and philanthropic associations.

Henry Davis Carstens. Mr. Henry Davis Carstens was director of Special Accounts in Banco Mexicano, S.A. from 1992 to 1994 and was director of Interamericana de Talleres, S.A. de C.V. from 1994 to 1997.  Mr. Henry Davis Carstens is the Chief Executive Officer of Probleco, S.A. de C.V. since 1998, member of the board of directors of Metalmecánica Ajas, S.A. de C.V. and lawyer of the National Camara of the Perfumes and Cosmetics Industry. Mr. Henry Davis Carstens has a major in Economics from Instituto Tecnológico Autónomo de México and has an MBA from J.L. Kellogg School of Management (Northwestern University).

Paul Davis Carstens. Mr. Paul Davis Carstens serves as Chief Executive Officer and member of the Board of Directors of Consorcio Hogar S.A.B. de C.V. Mr. Paul Davis Carstens has been working at the Company for a period of four years. He has also served as a Director of Constructora GIA since 2004. Mr. Paul Davis Carstens has several years of experience in Investment Banking, Corporate Finance and Capital Markets and has worked at Inverlat, Donaldson Lufkin & Jenrette, Credit Suisse and Lazard Freres.

Enrique Luis Castillo Sánchez Mejorada. Mr. Castillo was a director of Banco Nacional de Mexico y Casa de Bolsa Banamex until 1984. Mr. Castillo was also Chief Executive Officer of Seguros América, S.A. in 1991 and director of Grupo Financiero Invermexico, S.A. de C.V. from 1991 to 1996. Mr. Castillo was a partner of Xitus, S.C. in 1997 and a director at Credit Suisse First Boston from 1997 to 2000. Since 2000 to 2011 Mr. Castillo was Chairman of Ixe Grupo Financiero and since 2011 has been a Board Member of Grupo Financiero Banorte. Mr. Castillo is also a board member of Grupo Industrial Hérdez, and Grupo Embotelladoras Unidas. Mr. Castillo has a major in Business Administration from the Universidad Anáhuac.

Controalosa S.A. de C.V. Controalosa S.A. de C.V. is a holding company. Controalosa S.A. de C.V. does not have any subsidiaries and will only have an investment interest in Maxcom once the transaction is completed.

José I. de Abiega Pons. Mr. de Abiega worked from 1982 to 1997 in Casa de Bolsa Inverméxico, where he was employed in several capacities including Deputy Under General Manager of International Markets and Foreign Exchange. Mr. de Abiega was also a member of the Board of Directors Casa de Bolsa Inverméxico. From 1997 to 2000 Mr. de Abiega was Director in Promecap, S.C., a financial advisory company and a private equity fund. From 2000 to 2011 Mr. de Abiega served as general manager of Ixe Casa de Bolsa and was a member of the board of directors of Ixe Grupo Financiero. Mr. de Abiega has been a member of the board of directors of the Bolsa Mexicana de Valores, Indeval and Impulsora del Fondo México. Mr. de Abiega has a major in Industrial Engineering from the Universidad Anáhuac.

Gerardo Martín Soberón. Mr. Gerardo Martín Soberón has been Chief Executive Officer of Denomex, S.A. de C.V. from 1990 to 1993, Chairman of the Board and Chief Executive Officer of The Original Jean Company, S.A. de R.L. de C.V. from 1994 until 1999, and  Chairman of the Board of the same company from 2000 until 2007. Mr. Gerardo Martín Soberón was a member of the board of directors of Grupo Financiero Ixe S.A. de C.V. until 2011, and is a member of the board of directors of Organización Soriana, S.A. de C.V., and Fomento Económico de Laguna de Coahuila, A.C. Mr. Gerardo Martín Soberón has a degree in Public Accounting from the Universidad Autónoma de Coahuila and an MBA from The Wharton School of Business, University of Pennsylvania.

Alberto Martín Soberón. Mr. Alberto Martín Soberón has been Managing Director of Capital Markets and COO of InverMexico Casa de Bolsa, S.A. de C.V. from 1987 to 1989. Mr. Alberto Martín Soberón also was Delegate of the Board of Organización Soriana, S.A. de C.V. in 1990 and Chief Executive Officer from 1991 to 1994, and Chairman of the board of directors and Chief Executive Officer of Desecor S.A. de C.V. from 1994 to 2001. Mr. Alberto Martín Soberón has been a member of the board of directors of Grupo Financiero Santander Mexicano, S.A. de C.V., and of Grupo Financiero Ixe, S.A. de C.V. Mr. Alberto Martín Soberón is Vice-Chairman of the board of directors of Organización Soriana, S.A. de C.V. and Chairman and Chief Executive Officer of Corporación Kiosco, S.A. de C.V.  Mr. Alberto Martín Soberón has a degree in Public Accounting from the Instituto Tecnológico de Estudios Superiores de Monterrey.

Armando Martín Soberón. Mr. Armando Martín Soberón has been Chief Executive Officer of Ultra Express, S.A. de C.V. from 1991 to 2010 and of Negociaciones Martins, S.A. de C.V. from 1986 to 2001. Mr. Armando Martín Soberón is member of the board of directors of Organización Soriana, S.A. de C.V. and Chairman and Chief Executive Officer of Klyn’s Farmacias, S.A. de C.V. since 1991. Mr. Armando Martín Soberón has a degree in Public Accounting from the Universidad Autónoma de Coahuila.

María Rosa Martín Soberón. Mrs. María Rosa Martín Soberón is a member of the board of directors of Organización Soriana, S.A. de C.V.

Javier Molinar Horcasitas. Mr. Molinar has been member of the board of directors of Casa de Bolsa Inverlat, S.A. de C.V. from 1984 to 1991. Mr. Molinar worked at Grupo Financiero Santander Mexicano, S.A. de C.V. from 1991 to 1998 where he was Vice President. Since 2000 to 2011 Mr. Molinar was Chief Executive Officer of Ixe Grupo Financiero and was also a member of the board of directors of this institution and since 2011 has been a board member of Grupo Financiero Banorte. Mr. Molinar is a Principal of Ventura Capital. He has been member of the board of directors of various companies such as Entretiene, S.A. de C.V., Ventura Capital, Mare a Team, S.L., Banorte, S.A. and Grupo Gigante S.A. de C.V. Mr. Molinar has a major in Business Administration from Universidad La Salle.

ANNEX II — PROCEDURES FOR TENDERING INTO THE MEXICAN OFFER

In the Mexican Offer, Purchaser offers to purchase all Shares and CPOs (the “Securities”), including those held by U.S. residents. Shares may be tendered in the Mexican Offer by endorsing and delivering the Shares to the Mexican Receiving Agent while CPOs by simple book-entry transfer.  If you hold CPOs in certificated form, you may participate in the Mexican Offer by promptly contacting the Mexican Receiving Agent or a broker, dealer, bank, trust company, financial institution or other nominee (“custodian”) who is a participant in the book-entry transfer system of Indeval and arrange for the holding by the Mexican Receiving Agent or by such custodian of the CPOs on your behalf in book-entry form, however if you physically hold Shares, you may participate in the Mexican Offer by promptly contacting the Mexican Receiving Agent who has entered into an intermediary agreement with the Purchaser for purposes of receiving and liquidating the Shares. In order for a book-entry transfer to constitute a valid tender of your CPOs in the Mexican Offer, the Mexican Receiving Agent must receive a properly completed and duly executed Acceptance Letter from your custodian accepting the Mexican Offer prior to the expiration date of the Mexican Offer. Conveyance of Shares shall only constitute a valid tender in the Mexican Offer if you deliver (prior to the Mexican Offer expiration date) to the Mexican Receiving Agent, (i) the relevant Share certificate duly endorsed in property and (ii) the Acceptance Letter accepting the Mexican Offer duly completed and executed. The Acceptance Letter (and when applicable the certificates representing the Shares) should be sent to the Mexican Receiving Agent office located at Paseo de la Reforma No. 505, floor 46, Cuauhtémoc, México D.F., P.O.: 06500, addressed to Maite Rivero Mayo, phone number +(52)55-5268-9841, on any of the business days of the term of the Offer no later than the 15:00 hours (Mexico City time), with the sole exception of the date in which the Mexican Offer Expires in which the Acceptance Letters shall be furnished from 9:00 to 13:00 hours Mexico City time. The form Acceptance Letter has been prepared by the Mexican Receiving Agent and will be available to custodians as of the date in which the Mexican Offer commences from the Mexican Receiving Agent at the above-mentioned address. Neither Purchaser nor the Mexican Receiving Agent will bear any responsibility for a failure to comply with the instructions contained in the Acceptance Letter submitted by the custodians on behalf of their respective clients. In addition to the delivery of a properly completed and duly executed Acceptance Letter, the corresponding custodian must transfer the CPOs into the account maintained by the Mexican Receiving Agent with Indeval before the Expiration Date.

Any issue relating to the form, validity (including hour of tender and transfer) and the acceptance for payment of the Securities tendered pursuant to the Mexican Offer will be determined by Purchaser, at its sole discretion, and such determination shall be final and binding. Purchaser reserves the right to reject any tender of Securities that in its opinion does not meet the requirements set forth in the Mexican Offer. In addition, Purchaser reserves the right to waive any irregularity or defect in the tendering of the Securities. Purchaser will have no obligation, nor will the Mexican Receiving Agent, the U.S. Receiving Agent, the Information Agent or any other person related with the Mexican Offer will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

The purchase price for the Securities accepted for payment pursuant to the Mexican Offer will be paid in Mexican pesos.

ADS Letters of Transmittal, properly completed and duly signed, accompanied by ADRs, or in the event of book-entry deliveries, Agent’s Messages, evidencing the tendered ADSs, and all other required documents related to the tender of ADSs in the U.S. Offer should be delivered to the U.S. Receiving Agent. In order to tender by Guaranteed Delivery, prior to the expiration of the U.S. Offer, the U.S. Receiving Agent must receive from an eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of ADSs you are tendering and stating that the tender is being made by Notice of Guaranteed Delivery. These documents may be sent by overnight courier, registered or certified mail or (in the case of Notices of Guaranteed Delivery only) facsimile transmission.

The U.S. Receiving Agent for the U.S. Offer is:

CITIBANK, N.A.

By Mail:	By Hand or By Courier
Citibank, N.A. P.O. Box 859208 Braintree, MA 02185-9208	Citibank, N.A. 161 Bay State Drive Braintree, MA 02184

DELIVERY OF AN ADS LETTER OF TRANSMITTAL AND ANY CERTIFICATE OR AGENT’S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE IS NOT A VALID DELIVERY OF THE ADS LETTER OF TRANSMITTAL, CERTIFICATE OR AGENT’S MESSAGE.

An Acceptance Letter from the Mexican custodian, evidencing the tendered CPOs, and all other required documents related to the CPOs in the U.S. Offer should be delivered to Casa de Bolsa Banorte IXE, S.A. de C.V., Grupo Financiero Banorte.

The Mexican Receiving Agent is:

Casa de Bolsa Banorte IXE, S.A. de C.V., Grupo Financiero Banorte

DELIVERY OF ANY ACCEPTANCE LETTER TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE IS NOT A VALID DELIVERY OF THE CONFIRMATION.

Questions or requests for assistance or additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone numbers set forth below. A holder of Securities also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent is:

GEORGESON

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Call Toll-Free: (866) 296-6841

Call Collect: (212) 440-9800